EXHIBIT 2.1





                       PURCHASE AGREEMENT

                          by and among

                   GENERAL SIGNAL CORPORATION

                     GENERAL SIGNAL LIMITED

                  AURORA/HYDROMATIC PUMPS INC.

                FAIRBANKS MORSE PUMP CORPORATION

                               and

                          PENTAIR, INC.

               REGARDING THE PURCHASE AND SALE OF

                    GENERAL SIGNAL PUMP GROUP


                    Dated as of July 18, 1997





                        TABLE OF CONTENTS

1. PURCHASE AND SALE OF ASSETS                                  1
1.1. Sale and Transfer of Assets                                1
1.2. Retained Assets                                            2

2. LIABILITIES                                                  4
2.1. Assumption of Liabilities                                  4
2.2. Excluded Liabilities                                       4

3. PURCHASE PRICE                                               5
3.1. Purchase Price                                             5
3.2. Purchase Price Adjustment                                  5

4. CLOSING                                                      7
4.1. Closing                                                    7
4.2. Deliveries by Sellers                                      8
4.3. Deliveries by Buyer                                        9

5. REPRESENTATIONS AND WARRANTIES OF SELLERS                   10
5.1. Organization and Existence                                10
5.2. Authorization, Execution and Validity                     10
5.3. Conflicts; Defaults                                       10
5.4. India JVs                                                 11
5.5. Financial Statements                                      12
5.6. No Undisclosed or Contingent Liabilities                  13
5.7. Absence of Certain Changes                                13
5.8. Owned Equipment                                           14
5.9. Leases                                                    14
5.10. Owned Real Property                                      14
5.11. Condition of Property                                    14
5.12. Intellectual Property                                    15
5.13. Contracts                                                16
5.14. Suppliers, Distributors and Customers                    17
5.15. Litigation                                               17
5.16. Environmental Laws                                       18
5.17. Compliance with Other Laws                               18
5.18. Employees                                                19
5.19. Employee Benefits                                        20
5.20. Taxes                                                    22
5.21. Insurance                                                24
5.22 Transactions with Related Parties                         24
5.23. Sufficiency of Assets                                    24
5.24. Brokers                                                  25

6. REPRESENTATIONS AND WARRANTIES OF BUYER                     25
6.1. Organization and Existence                                25
6.2. Authorization, Execution and Validity                     25
6.3. Conflicts; Defaults                                       25
6.4. Litigation                                                26
6.5. Sufficient Funds                                          26
6.6. Brokers                                                   26

7. CERTAIN COVENANTS AND AGREEMENTS                            27
7.1. Information and Access                                    27
7.2. Conduct of Business Pending Closing                       27
7.3. Assignment of Confidentiality Agreements                  29
7.4. No Solicitation                                           30
7.5. Consents; Non-Transferability                             30
7.6. Governmental Filings                                      31
7.7. Trademarks, Etc.                                          32
7.8. Covenant Not-to-Compete                                   32
7.9. Release from Guarantees                                   34
7.10 Further Assurances                                        34
7.11. Intercompany Obligations                                 34
7.12. Supplements to Schedules                                 34
7.13. Cooperation                                              35
7.14. India JVs                                                35
7.15. Cancellation of Procurement Cards                        36
7.16. Cooperation with Actions                                 36

8. CONDITIONS PRECEDENT TO CLOSING                             37
8.1. Conditions Precedent to Sellers' Obligations              37
8.2. Conditions Precedent To Buyer's Obligations               38
8.3. If Conditions Not Satisfied                               39

9.   EMPLOYEE MATTERS                                          39
9.1. Nonbargaining Employees                                   39
9.2. Bargaining Employees                                      40
9.3. Employee Benefit Plans Generally                          41
9.4. Pension Plans                                             42
9.5. Savings Plans                                             43
9.6. Welfare and Fringe Benefits Generally                     44

10.   TAXES                                                    45
10.1. Allocation of Certain Taxes                              45
10.2. Information to be Provided by Buyer                      46
10.3. Cooperation                                              46
10.4. Books and Records                                        46
10.5. Confidentiality                                          47
10.6. Allocation of Purchase Price                             47

11. TERMINATION OF AGREEMENT                                   48
11.1. Termination                                              48
11.2. Effect of Termination                                    48

12.  SURVIVAL AND INDEMNIFICATION                              49
12.1. Survival                                                 49
12.2. Indemnification by GSC                                   49
12.3. Indemnification by Buyer                                 50
12.4. Notice and Resolution of Claims                          50
12.5. Limits on Indemnification                                51
12.6. Environmental Matters                                    53
12.7. Payment and Assignment of Claims                         55

13. DEFINITIONS; INTERPRETATION                                56
13.1. Definitions                                              56
13.2. Certain Interpretive Matters and Limitations             66

14. MISCELLANEOUS                                              67
14.1. Assignability and Binding Effect                         67
14.2. Modification and Waivers                                 67
14.3. Notices                                                  68
14.4. Section and Other Headings                               69
14.5. Governing Law and Consent to Jurisdiction                69
14.6. Bulk Sales                                               69
14.7. Public Announcements                                     69
14.8. Expenses                                                 69
14.9. Parties in Interest; No Third Party Beneficiaries        69
14.10. Return of Information                                   69
14.11. Counterparts                                            70
14.12. Arbitration of Disputes                                 70
14.13. Entire Agreement                                        71

                            Exhibits

Exhibit A                Form of Bill of Sale and Assignment
Exhibit B                Form of Intellectual Property Assignment
Exhibit C                Form of Real Property Site Lease
Exhibit D                Form of Transition Services Agreement
Exhibit E                Form of Assumption Agreement

                            Schedules

Schedule 1.1.1           Certain Bank Accounts
Schedule 1.2.9           Seller Guarantees
Schedule 1.2.14          Certain Retained Assets
Schedule 2.2.4           Excluded Litigation
Schedule 3.2.1 Closing Net Equity Statement Adjustments and Methodology
Schedule 5.3             Certain Conflicts and Consents of
                         Sellers
Schedule 5.5             Financial Statements
Schedule 5.6             Certain Liabilities
Schedule 5.7             Certain Changes
Schedule 5.8             Exceptions to Personal Property Title
Schedule 5.9             Leases
Schedule 5.10            Owned Real Property
Schedule 5.12.1          Intellectual Property
Schedule 5.12.2          Intellectual Property Licenses
Schedule 5.12.5          Certain Invention Obligations
Schedule 5.13            Material Contracts
Schedule 5.14.1          Certain Suppliers
Schedule 5.14.2          Certain Customers
Schedule 5.15            Litigation
Schedule 5.16.1          Compliance with Environmental Laws
Schedule 5.16.2          Environmental Permits
Schedule 5.16.3          Environmental Litigation
Schedule 5.16.4          Hazardous Substances
Schedule 5.17            Compliance with Other Laws
Schedule 5.18.2          Collective Bargaining Agreements
Schedule 5.18.3          Labor Practices
Schedule 5.19.1          Employee Benefit Plans
Schedule 5.19.3          Employee Benefit Plan Funding
Schedule 5.19.4          Multiemployer Plans
Schedule 5.19.5          Acceleration of Benefits
Schedule 5.19.6          Certain Additional Benefits
Schedule 5.20            Taxes
Schedule 5.21            Insurance
Schedule 6.3             Certain Conflicts and Consents of Buyer
Schedule 7.9             Certain Guarantees and Other Instruments
Schedule 10.6            Purchase Price Allocation
Schedule 13.2            Sellers' Knowledge


                       PURCHASE AGREEMENT

     This Purchase Agreement (this "Agreement") is made and entered into as of July 18, 1997 by and among General Signal Corporation, a New York corporation ("GSC"), General Signal Limited, a Canadian corporation ("GS Limited"), Aurora/Hydromatic Pumps Inc., a Delaware corporation ("Aurora/ Hydromatic"), Fairbanks Morse Pump Corporation, a Kansas corporation ("Fairbanks Morse") (the foregoing being collectively referred to herein as "Sellers"), and Pentair, Inc., a Minnesota corporation ("Buyer"). Unless otherwise defined herein, terms the first letter of which are capitalized shall have the meanings ascribed to them in Article 13.

     WHEREAS, Sellers desire to sell and assign to Buyer and Buyer desires to purchase and assume from Sellers substantially all the assets and liabilities of the Pump Group, as a going concern, as more particularly described herein;

     NOW, THEREFORE, Sellers and Buyer intending to be legally bound, hereby agree as follows:

                 1.  PURCHASE AND SALE OF ASSETS

      1.1. Sale and Transfer of Assets. On the terms and subject to the conditions of this Agreement, each of Sellers shall sell and assign to Buyer all of its respective right, title and interest in and to all of the property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located (the "Assets") which are owned by Sellers or any of them at the close of business on the Closing Date and which are used in or relate primarily to the business of the Aurora
Pump division of GSC or the Aurora/Hydromatic division of GS
Limited (collectively, the "Divisions") or of Aurora/Hydromatic or Fairbanks Morse (collectively, the "Subsidiaries" and, together with the Divisions, the "Pump Group"), other than the Retained Assets, including without limitation the following:

           1.1.1.   The bank accounts listed in Schedule 1.1.1.

      1.2. Retained Assets. Notwithstanding anything contained herein to the contrary, the following (collectively, "Retained
Assets") are not part of the sale and purchase contemplated by this Agreement, are excluded from the Assets being conveyed hereunder and shall remain the properties and rights of the
Sellers:
           1.2.1. The name "General Signal", the letters "GS", or the "GS design" trademark, or derivatives thereof and all related trade names and trademarks, service marks and copyrights (collectively, the "Marks").

           1.2.2. Any and all insurance claims and rights under all current and past insurance policies and contracts of Sellers and proceeds thereof.

            1.2.3. All tax records and litigation files related to any of the Retained Assets or Excluded Liabilities.

            1.2.4. All rights and interests under or pursuant to all warranties and guarantees of or made by suppliers of the Pump
Group in connection with any of the Retained Assets or Excluded
Liabilities.

            1.2.5. Any and all claims (including counterclaims, cross claims and other claims in the nature of indemnification or contribution), rights, refunds and causes of action against third parties relating to or arising out of any of the Retained Assets or Excluded Liabilities.

           1.2.6. All prepaid and similar items, including without limitation all prepaid expenses, deferred charges, deposits, rebates and advance payments made or incurred in respect of any of the Retained Assets or Excluded Liabilities.

           1.2.7. Any prepaid expenses or other prepaid assets not reflected on the Final Closing Net Equity Statement.

           1.2.8. Any cash or cash equivalents, such as bank deposits and marketable securities, except to the extent reflected as assets in the Final Closing Net Equity Statement, bank accounts (other than the bank accounts listed in Schedule 1.1.1), safe deposit boxes and checking accounts of the Pump Group.

           1.2.9. All rights and interests under any bank guarantees and any other instruments and proceeds thereof of a Seller or any Continuing Affiliate, as listed in Schedule 1.2.9 (collectively, the "Seller Guarantees").

           1.2.10. Assets of or rights under any Employee Benefit Plan identified as a Retained Asset or Excluded Liability in Article 9.

           1.2.11. Except as set forth in Article 10, any and all claims of Sellers or any of the Continuing Affiliates or either of the Subsidiaries for refunds, credits, carrybacks or carryforwards in connection with any Taxes for tax periods ending on or prior to the Closing Date and proceeds thereof.

           1.2.12. The land and structures (a) used by the Aurora Pump division of GSC at 800 Airport Road, North Aurora, Illinois (the
"Aurora Site"), (b) used by Aurora/Hydromatic at 1840 Baney Road,
Ashland, Ohio (the "Ashland Site"), and (c) used by Fairbanks
Morse at 3601 Fairbanks Avenue, Kansas City, Kansas ( the "Kansas
City Site") (collectively the "Real Property Sites"), including all permanent improvements and non-trade fixtures (including any above ground tanks with a capacity of more than 500 gallons located on any Real Property Site at the Closing Date), but excluding all furniture, trade fixtures and equipment located thereon and non-permanent improvements thereto, which constitute a part of the Assets.

          1.2.13. Any and all information technology and equipment owned or licensed by any Seller and all employees of Sellers located at GSC's headquarters or at its North Wales data center who may provide information technology services to the Pump Group, including without limitation, one DEC 8200 Unix Computer.

         1.2.14.  The assets identified in Schedule 1.2.14.

         1.2.15. The minute books, stock records, corporate seal and capital stock of each Seller.


                         2.  LIABILITIES

     2.1. Assumption of Liabilities. Except as otherwise provided in Section 2.2, Buyer shall assume, and agrees to pay, perform or discharge all of the debts, liabilities, contracts, commitments, engagements, licenses and other obligations, accrued, absolute, contingent or otherwise, whatsoever, of Sellers or any of them which relate to or arise out of the business of the Pump Group as of the Closing Date, including without limitation all Assumed Environmental Liabilities (collectively, the "Assumed Liabilities").

    2.2. Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer shall not assume and shall not be deemed to have assumed, any of the following (collectively "Excluded Liabilities"), except to the extent that any such liabilities or obligations are reflected on the Final Closing Net Equity Statement:

         2.2.1. Any liability or obligation relating to employee matters to the extent retained by Sellers or any Continuing
Affiliate pursuant to Article 9.

        2.2.2. Any liability or obligation of Sellers, the Subsidiaries or the Divisions for Taxes as to which Sellers or any of the Continuing Affiliates remains responsible pursuant to
Article 10.

        2.2.3. Any liability or obligation for the payment of workers' compensation claims and benefits to employees and former employees of the Pump Group, to the extent arising out of any event occurring prior to the Closing Date.

        2.2.4. 50% of any liability or obligation arising under the claim by Electrical and Mechanical Services (Israel) in a letter dated June 12, 1997 up to the first $100,000 and thereafter any liability or obligation therefor.

        2.2.5.   Any Excluded Environmental Liability.

        2.2.6. Any liability or obligation arising under the policy disclosed on Schedule 5.12.5.

        2.2.7. Except as otherwise provided in Article 9, any liability or obligation relating to (a) persons who were employees of the Pump Group but who are not Active Employees on the Closing
Date or (b) the 9.1.1. Employees.

       2.2.8. Any liability or obligation for Layne & Bowler Post Retirement Benefits Other Than Pensions (FAS 106).

                       3.  PURCHASE PRICE

       3.1. Purchase Price. In consideration for the sale and transfer of the Assets of the Pump Group, Buyer shall on the Closing Date (a) assume the Assumed Liabilities and (b) deliver or cause to be delivered, by wire transfer of immediately available funds to a bank account or bank accounts designated by GSC, on behalf of Sellers, in writing at least one business day prior to the Closing, an amount equal to $190,500,000 (the "Purchase Price"), subject to adjustment pursuant to Section 3.2.

      3.2.     Purchase Price Adjustment.

          3.2.1. As soon as reasonably practicable, but not later than 60 calendar days after the Closing Date, GSC shall deliver to Buyer (a) an audited Combined Statement of Net Equity of the Pump
Group as of the Closing Date ("Closing Net Equity Statement") and
(b) a calculation of Closing Date Net Equity based on the Closing
Net Equity Statement, setting forth in reasonable detail the computation of any adjustment to the Purchase Price in accordance with Section 3.2.4 and accompanied by a report of Ernst & Young
LLP in the form attached to Schedule 3.2.1.  The Closing Net
Equity Statement shall be prepared using the same accounting methods, policies , principles, practices and procedures, with consistent classification, judgments and estimation methodology as used in the preparation of the 12/31 Net Equity Statement, subject to any adjustments and using any modifications to the methodology set forth in Schedule 3.2.1 with respect to the Closing Net Equity Statement. In connection with the audit of the Closing Net Equity Statement, Ernst & Young LLP shall observe a physical inventory of the Divisions and the Subsidiaries as of the close of business on the Closing Date. Sellers shall cause
Ernst & Young LLP to permit Buyer and its auditors the opportunity to observe the taking of such inventory.

       3.2.2. In connection with the preparation of the Closing Net Equity Statement, Buyer shall afford Sellers and Ernst & Young
LLP reasonable access to personnel, books, records and facilities to permit the preparation of the Closing Net Equity Statement.
Buyer shall also cooperate with Sellers and Ernst & Young LLP to seek to cause the persons who were financial officers and plant controllers of the Pump Group immediately prior to the Closing to sign and deliver to Ernst & Young LLP a standard representation statement relating to the Closing Net Equity Statement. Buyer and Sellers each shall make available to the other (upon the request of the other) their respective work papers generated in connection with the preparation or review of the Closing Net
Equity Statement.

       3.2.3. Within 30 calendar days after receipt of the Closing Net Equity Statement, Buyer shall either inform Sellers in writing that the Closing Net Equity Statement is acceptable or object to the Net Equity Statement in writing, setting forth a specific description of each of its objections. If Buyer so objects and the parties do not resolve such objections on a mutually agreeable basis within 30 calendar days after Sellers' receipt thereof, the disagreement shall be resolved within an additional 60 calendar days by an Independent Firm. The decision of the Independent Firm shall be final and binding upon the parties. Upon the agreement of the parties or the decision of the Independent Firm, or if Buyer fails to deliver an objection to Seller within the first 30-day period referred to above, the Net Equity Statement (as adjusted, if necessary) shall be deemed the Final Net Equity Statement (the "Final Net Equity Statement") and the Net Equity reflected in the Closing Net Equity Statement calculated on the basis of such Final Net Equity Statement shall be deemed final. Each party shall bear the fees, costs and expenses of its own accountants and each of Buyer and Sellers shall be responsible for one-half of the fees, costs and expenses of the Independent Firm, if any. In resolving any disputed item, the Independent Firm (a) shall be bound by the provisions of
Section 3.2.1 and (b) may not assign a value to any item greater than the greatest value claims for such item by either Buyer or Sellers or less than the smallest value for such item claimed by either Buyer or Sellers.

     3.2.4. Upon the determination of the Final Closing Net Equity Statement and Net Equity in accordance with Section 3.2.3, the Purchase Price shall be adjusted, up or down, as follows: (a) if Net Equity is greater than $120,100,000, the amount of such difference shall be paid by Buyer to Sellers and (b) if Net
Equity is less than $120,100,000, the amount of such difference shall be paid by Sellers. Such payments, if any, shall be made by wire transfer of immediately available funds within five business days after the date that determination of Net Equity is deemed final in accordance with Section 3.2.3, together with interest thereon from the Closing Date to the date of payment, calculated at the Specified Rate.

                          4.  CLOSING

      4.1. Closing. The closing of the purchase and sale of the Shares and Assets (the "Closing") shall take place at 10:00 a.m.
Eastern time on the fifth business day after the satisfaction or waiver of all of the conditions set forth in Article 8 (other than those set forth in Sections 8.1.5 and 8.2.5), or at such other time and place as the parties may agree (the "Closing
Date"). The Closing shall be deemed effective at 11:59 p.m., Eastern time on the last day of the fiscal month of the Pump
Group on or preceding the Closing Date.

      4.2. Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

           4.2.1. Duly executed bills of sale and assignments with respect to the Assets, in substantially the form of Exhibit A hereto.

           4.2.2. A duly executed instrument of assignment in recordable form sufficient to transfer title in the Intellectual Property to Buyer, in substantially the form of Exhibit B hereto and such other duly executed individual instruments of assignment by country in recordable form appropriate to transfer title in Intellectual Property to Buyer in each foreign jurisdiction in which such Intellectual Property is registered or in which an application for registration is pending.

          4.2.3. A certificate signed by an executive officer of GSC, dated the Closing Date, certifying that (a) each of Sellers' representations and warranties contained in this Agreement is true and correct as of the Closing Date in all material respects and (b) all the terms, covenants and conditions of this Agreement to be complied with and performed by Sellers on or before the Closing Date have been complied with and performed in all material respects.

         4.2.4. A lease and/or sublease for each of the Real Property Sites substantially in the form of Exhibit C hereto.

         4.2.5. The Transition Services Agreement in substantially the form of Exhibit D hereto.

        4.2.6. Consents and/or estoppel certificates regarding any Material Leases received by Sellers on or before the Closing Date and the consent to the assignment required pursuant to Section 8.2.6, in each case in form and substance reasonably satisfactory to Buyer.

        4.2.7. Such other documents, instruments and certificates as Buyer may reasonably request prior to the Closing Date in order to give effect to the transactions contemplated by this Agreement.

    4.3. Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Sellers the following:

           4.3.1.   The payment of the Purchase Price in accordance with
Section 3.1.

           4.3.2. Duly executed instruments of assumption, in substantially the form of Exhibit E hereto.

           4.3.3. A certificate signed by an executive officer of Buyer,dated the Closing Date, certifying that (a) each of Buyer's representations and warranties contained in this Agreement is true and correct as of the Closing Date in all material respects and (b) all the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date have been complied with and performed in all material respects.

          4.3.4. A lease and/or sublease for each of the Real Property Sites substantially in the form of Exhibit C hereto.

          4.3.5. The Transition Services Agreement in substantially the form of Exhibit D hereto.

          4.3.6. Such other documents, instruments and certificates as Sellers may reasonably request prior to the Closing Date in order to give effect to the transactions contemplated by this Agreement.

             5.  REPRESENTATIONS AND WARRANTIES OF SELLERS

     On behalf of itself and each of the other Sellers, GSC represents and warrants to Buyer as follows:

     5.1. Organization and Existence. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Seller has all requisite corporate authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Seller is duly qualified or licensed and in good standing in each jurisdiction in which the character or location of the properties owned or leased by each of them or the nature of the business conducted by each of them makes such qualification or licensing necessary, except in such jurisdictions in which applicable law does not provide for such qualification, licensing or being in good standing and except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect.

    5.2. Authorization, Execution and Validity. Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be performed by it. The execution and delivery by each Seller of this Agreement and the consummation by each Seller of the respective transactions contemplated hereby to be performed by it have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by each Seller and each instrument contemplated hereby that is to be executed and delivered to Buyer by a Seller will constitute, when executed and delivered to Buyer by each such Seller, a valid and binding obligation of each such Seller, enforceable against each such Seller in accordance with its respective terms.

    5.3. Conflicts; Defaults. Except as listed in Schedule 5.3 or as may relate to the India JVs or the India JV Agreements, neither the execution and delivery of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of any Seller, (b) without regard to the provisions of Section 7.5 hereof, result in a violation or breach of or constitute a default (or would so constitute with notice or lapse of time) or result in the acceleration of, create in any third party the right to accelerate, terminate, modify or cancel or require any notice under any note, bond, mortgage, indenture, agreement, obligation or other instrument to which any Seller is a party or by which any Seller or any of the Assets (other than the Retained Assets) is bound, (c) violate any Order, statute, treaty, rule or regulation of any Governmental Authority applicable to any Seller or any of the Assets (other than the Retained Assets), except in the case of (b) or (c), for violations, breaches or defaults which would not, in the aggregate, constitute a Material Adverse Effect and which would not prevent or delay the consummation by any Seller of the transactions contemplated by this Agreement. Except as set forth in Schedule 5.3 and for consents, approvals or authorizations required under the HSR Act, and, if required, the Investment Canada Act and any applicable laws of India, and any filings and approval requirements under any applicable "bulk sales" laws, no filing with, and no permit, authorization, consent or approval by, any Governmental Authority is required in connection with the execution and delivery by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated hereby.

    5.4. India JVs. (a) Fairbanks Morse is the holder of 4,500 equity shares of Rupees 100 per share (the "FM India Shares") of the issued and outstanding stock of Fairbanks Morse India Limited ("FM India"), a company organized under the laws of India, the transfer of which is subject to certain restrictions provided for in the Memorandum and Articles of Association of Fairbanks Morse India Limited and in a Stockholders/Heads of Agreement, a copy of each of which has been previously made available to Buyer along with a copy of an Agreement dated as of December 10, 1970, between Flowmore Pvt. Ltd and Fairbanks Morse relating to FM
India (collectively, the "FM India Agreements").

    (b) Aurora/Hydromatic is a party to a Shareholders Agreement ("Hydromatic India Shareholders Agreement"), dated as of November 26, 1991 relating to a joint venture to be formed under the laws of India and to be called "Hydromatic Pumps (India) Private Limited ("Hydromatic India"). Sellers have previously furnished to Buyer a copy of the Hydromatic India Shareholders Agreement, together with a copy of the Memorandum and Articles of Association of Hydromatic India, an Arbitration Agreement, dated as of November 26, 1991, a Trademark Agreement, dated as of January 14, 1992, a Technical Collaboration Agreement, dated as of January 14, 1992 and a Supplemental Agreement, dated as of March 30, 1992 (collectively, the "Hydromatic India Agreements").

    (c) Notwithstanding any other provision of this Agreement to the contrary, except as set forth in this Section 5.4, no Seller makes any representation or warranty concerning FM India or Hydromatic India (collectively, the "India JVs"), the FM India Agreements or the Hydromatic India Agreements (collectively, the "India JV Agreements").

    5.5. Financial Statements. Attached hereto as Schedule 5.5. are (a) the unaudited Combined Statement of Operations for the Pump Group for the years ended December 31, 1995 and 1996, (b) the unaudited Combined Statement of Net Equity for the Pump Group as of December 31, 1995 and 1996, (c) the unaudited combined Rollforward of Net Equity for the Pump Group for the years ended December 31, 1995 and 1996, (d) the notes accompanying the items referred to in clauses (a) through (c) (the items referred to in clauses (a) through (d) being herein collectively referred to as the "Financial Statements"), (e) the unaudited Combined Statement of Operations for the Pump Group for the three months ended March 31, 1996 and 1997, (f) the unaudited Combined Statement of Net Equity for the Pump Group as of March 31, 1997 (the "Interim Net Equity Statement"), (g) the unaudited Combined Rollforward of Net Equity for the Pump Group for the three months ended March 31, 1997, and (h) the notes accompanying the items referred to in clauses (e) through (g) (the items referred to in clauses (e) through (h) being herein collectively referred to as the "Interim Financial Statements"). The Financial Statements have been prepared by GSC's management in accordance with the books and records of the Pump Group which were used in the preparation of GSC's audited consolidated financial statements for the corresponding periods and in conformity with GSC accounting policies and procedures which in all material respects comply with GAAP applied on a consistent basis, except where indicated in the notes thereto or as otherwise provided in Schedule 3.2.1 and include such estimates and adjustments as deemed necessary to present fairly, in all material respects, the financial positions and results of operations of the Pump Group. The Interim
Financial Statements have been prepared by GSC's management in conformity with GSC accounting policies and procedures which in all material respects comply with GAAP applied on a consistent basis except where indicated in the notes thereto and include such estimates and adjustments as deemed necessary to present fairly, in all material respects, the financial positions and results of operations of the Pump Group as of the dates indicated therein, subject to normal year-end adjustments.

     5.6. No Undisclosed or Contingent Liabilities. Except as set forth in Schedule 3.2.1 or in Schedule 5.6, no Seller has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are to be Assumed Liabilities other than (a) liabilities or obligations which are reflected or reserved against on the 12/31Net Equity Statement or which are not required to be reflected or reserved against on the 12/31 Net Equity Statement in accordance with GSC accounting policies and procedures or (b) liabilities or obligations incurred in the ordinary course of business since December 31, 1996.

    5.7.     Absence of Certain Changes.  Except as set forth in
Schedule 5.7 and except as relates to the transactions contemplated by this Agreement, since December 31, 1996, (a) there has been no event or occurrence that has had a Material Adverse Effect, (b) no Seller has taken or agreed to take any of the actions set forth in Section 7.2.1 through 7.2.10 hereof with respect to the Pump Group, and (c) no Seller has entered into any transaction involving the Pump Group , including without limitation the incurrence of any material liability or obligation, other than in the ordinary course of business.

    5.8. Owned Equipment. Except as set forth in Schedule 5.8. and except for Permitted Liens, Sellers have good and merchantable title, free and clear of all Liens, to all of the Equipment other than the Equipment leased to a Seller for use in the Pump Group.

    5.9. Leases. Schedule 5.9 contains a list of (a) all written leases relating to real property, whether as lessor or lessee, which is leased by a Seller for use in the operations of the Pump Group and (b) all written leases relating to personal property owned or used by a Seller in the Pump Group requiring payments in excess of $25,000 during any calendar year or having an initial term of greater than 36 months, whether as lessor or lessee (collectively, the "Material Leases"). All Material Leases are in full force and effect and there has been no substantial breach of any such Material Lease by any Seller or, to Sellers' Knowledge, any other party thereto, that is reasonably likely to have a Material Adverse Effect.

   5.10. Owned Real Property. Schedule 5.10 contains a list of the real property owned by a Seller and used in the operations of the Pump Group (the "Owned Real Property"). Except as set forth in Schedule 5.10 and except for Permitted Liens, Sellers have good and insurable fee simple title to the Owned Real Property free and clear of all Liens. Except as set forth in Schedule 5.10, to Sellers' Knowledge, no Seller has received any written notice from any Governmental Authority (a) of any pending or threatened condemnation proceedings with respect to any of the Real Property Sites and (b) that any of the improvements on any of the Real Property Sites violate in any material respect any use or occupancy restriction, any covenant or record or any zoning or building law, code or ordinance. Sellers have delivered or made available to Buyer copies of all title insurance policies, title reports and surveys, if any, for each parcel of Owned Real Property which, to Sellers' Knowledge, are in the possession of Sellers.

   5.11. Condition of Property. The Equipment and the improvements and structures located on the Real Property Sites and the fixtures and appurtenances thereto are in good working order, reasonable wear and tear excepted, are reasonably suitable for the uses for which they are intended and conform to the requirements of applicable law in all material respects. Except as otherwise specifically set forth in this Agreement, no Seller makes any express or implied warranty of merchantability or fitness for a specific purpose, or any other warranty as to the condition or operation of any asset.

   5.12.    Intellectual Property.

           5.12.1. Schedule 5.12.1 contains a list of all patents, registered trademarks, registered copyrights and registered service marks (and applications for any of the foregoing) owned or used (other than pursuant to license) by Sellers in the operation of the Pump Group (collectively "Intellectual
Property"). Except as set forth in Schedule 5.12.1 and except as may relate to the India JVs, (a) Sellers own all right, title and interest in and to the Intellectual Property, free and clear of any Liens other than (i) Permitted Liens and (ii) limitations on assignment identified in Schedule 5.3, and (b) to Sellers' Knowledge, none of the Intellectual Property is the subject of any claim of invalidity and no third party is infringing upon any Intellectual Property.

          5.12.2.  Except as may relate to the India JVs, Schedule
5.12.2 contains a list of all licenses to and from third parties for patents, trademarks, copyrights or other intellectual properties which are used by a Seller in the operations of the Pump Group.
All such listed licenses are valid and in full force and effect and, except for the limitations identified in Schedule 5.3, to Sellers' Knowledge, there exists no circumstance which might entitle any licensor to terminate any license, other than pursuant to the terms thereof, or to prohibit the assignment of any license.

         5.12.3. There is no pending or, to Sellers' Knowledge, threatened, Action against any Seller contesting its rights to or the validity of any Intellectual Property that it owns or licenses. Sellers have not received written notice that they, in the operation of the Pump Group, are infringing upon intellectual property rights of others and, to Sellers' Knowledge, there exists no facts, events or conditions upon which a valid claim for such infringement may be made.

         5.12.4.  Except as set forth in one of the Schedules to this
Section 5.12, to Sellers' Knowledge, there are no agreements relating to or affecting Intellectual Property or the use or ownership of any Intellectual Property by Sellers, including, but not limited to, confidentiality and nondisclosure agreements, assignments or agreements to assign, development agreements and settlement agreements.

         5.12.5. Except as set forth in Schedule 5.12.5, no Seller is subject to any obligation to compensation former or current employees for inventions used in the business of the Pump Group.

         5.12.6. Except as may be included in the information contained in Schedule 5.20, all charges, fees and taxes relating to the Intellectual Property have been duly and timely paid.

      5.13. Contracts. Except for (a) purchase orders, invoices, confirmations and similar documents, (b) leases, (c) licenses of intellectual property, and (d) Employee Benefit Plans, Schedule
5.13 sets forth, as of the date hereof, all of the following contracts, agreements, instruments, licenses and commitments ("Contracts") to which any Seller is a party under which the Pump Group has rights or obligations (collectively, the "Material Contracts"): (i) Contracts pertaining to the borrowing of money;
(ii) Contracts creating Liens other than Permitted Liens; (iii) Contracts creating a guarantee of payment or otherwise to assure a creditor against loss; (iv) Contracts relating to material employment or consulting services; (v) Contracts relating to material capital expenditures; (vi) Contracts limiting the freedom of any Seller, to the extent relating to the operations of the Pump Group, to engage in or compete with any business;
(vii) Contracts for the purchase or sale of real property or any business or line of business or for any merger or consolidation;
(viii) joint venture or partnership Contracts; (ix) Contracts that individually require after the date hereof the payment or receipt of $25,000 or more during any 12-month period; (x)
Contracts that are not terminable by a Seller prior to December
31, 1997 and (xi) Contracts for the purchase of raw materials or supplies or the furnishing of services for the operations of the Pump Group, (A) for which, to Sellers' Knowledge, comparable goods or services are not readily available in the ordinary course of business, or (B) any required purchases under which are in excess of the normal operating requirements of the business of the Pump Group. All Material Contracts are valid and binding and in full force and effect, except where otherwise indicated on
Schedule 5.13 or where the failure to be valid or binding or in full force and effect is not reasonably likely to have a Material Adverse Effect. There has been no breach of any Material
Contract by any Seller or, to Sellers' Knowledge, any other party thereto, that is reasonably likely to have a Material Adverse Effect.

     5.14.    Suppliers, Distributors and Customers.

           5.14.1. Schedule 5.14.1 sets forth the name of each supplier which accounted for more than $500,000 of the Pump Group's purchases for the year ended December 31, 1996, together with the approximate volume purchased from each during such period.
Except as set forth in Schedule 5.14.1, Sellers have not been advised that the aggregate volumes set forth therein will be reduced by an amount that, were such reductions to occur, is reasonably likely to have a Material Adverse Effect.

           5.14.2. Schedule 5.14.2 sets forth the name and address of each customer (including dealers, distributors, brokers, agents and sales representatives) of the Pump Group which accounted for more than $500,000 of the Pump Group's sales for the year ended
December 31, 1996, together with the approximate volume sold to each during such period. Except as set forth in Schedule 5.14.2, Sellers have not been advised that the aggregate volumes set forth therein will be reduced by an amount that, were such reductions to occur, is reasonably likely to have a Material
Adverse Effect.

      5.15. Litigation. Except as set forth in Schedule 5.15, there is no Action by or before any Governmental Authority that is pending or, to Sellers' Knowledge, threatened against any member of the Pump Group or by which it or any of the Assets is bound that would, if determined adversely, be reasonably likely to have a Material Adverse Effect, or to have a material adverse effect on Sellers' ability to consummate the transactions contemplated by this Agreement, nor is any Seller subject to any Order which would be reasonably likely to have any such effect.

      5.16.    Environmental Laws.

           5.16.1. Except as set forth in Schedule 5.16.1, to Sellers' Knowledge, the Pump Group is in compliance with (a) all Environmental Laws, (b) and maintains in effect all material
Permits required by any Environmental Law and (c) all consent agreements and Orders to which it is a party or by which it is bound that relates to any Environmental Law, except, in each case, for noncompliance that is not reasonably likely to have a Material Adverse Effect.

           5.16.2. Schedule 5.16.2 sets forth all of the material Permits required for the Pump Group under any Environmental Law and consent agreements and Orders to which the Pump Group is a party or by which it is bound that relate to any Environmental Law.

           5.16.3. Except as set forth in Schedule 5.16.3, there are no Actions relating to any Environmental Law pending or, to Sellers'
Knowledge, threatened against the Pump Group or by which it or any of the Assets is bound that would, if determined adversely, be reasonably likely to have a Material Adverse Effect.

           5.16.4. Except as set forth in Schedule 5.16.4, to Sellers' Knowledge, no Hazardous Substances have been released by the Pump
Group from any Owned Real Property, except in substantial compliance with applicable Environmental Laws, which require
Cleanup.

           5.16.5. Except as set forth in this Section 5.16, Sellers make no express or implied representation or warranty in this Agreement relating to environmental matters.

      5.17.    Compliance with Other Laws.  Except as set forth in
Schedule 5.17 and except with respect to any Environmental Law or any statute, rule, regulation or ordinance relating to ERISA or Taxes, to Sellers' Knowledge, no member of the Pump Group is in violation of any statute, rule, regulation, ordinance, Permit or Order pertaining to the operation or conduct of the business of the Pump Group or the ownership of the Assets, the violation of which would reasonably be likely to have a Material Adverse Effect.

      5.18.    Employees.

           5.18.1. GSC has delivered to Buyer, on or prior to the date hereof, a list of each person who was an employee of the Pump
Group who earned more than $100,000 annually as of December 31, 1996, including each such person's (a) name, (b) total period of employment, (c) current position or job classification, and (d) employer. As soon as practicable after the date hereof, GSC shall provide Buyer with a separate, confidential list of wage or salary and bonus information for each Employee.

          5.18.2. Except as set forth in Schedule 5.18.2, there are no collective bargaining or other labor union agreements applicable to any Employees. No material work stoppage or material labor dispute against the Pump Group is pending or, to Sellers'
Knowledge, threatened, and, to Sellers' Knowledge, there is no organizational activity currently underway with respect to the Pump Group, except for any such stoppage, dispute or activity which is not reasonably likely to have a Material Adverse Effect.

        5.18.3. Except as set forth in Schedule 5.18.3, none of Sellers is engaged in, and has received any written notice of any unfair labor practice related to the Pump Group and no such complaints are pending before the National Labor Relations Board or any other Governmental Authority, except for any such complaint or practice which is not reasonably likely to have a Material
Adverse Effect.

      5.19.    Employee Benefits.

           5.19.1. Schedule 5.19.1 lists each written pension, retirement,profit-sharing, deferred compensation, bonus, incentive, performance, stock option, stock appreciation, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy (including each ERISA Plan) which or to which any Seller, any sponsor or any Continuing Affiliate contributes or is obligated to contribute or under which any Seller, any sponsor or any Continuing Affiliate may have any liability and under which any Employee or former employee of the Subsidiaries
(or their respective beneficiaries or dependents) is eligible to participate or to accrue a benefit (each, an "Employee Benefit Plan"). Except as set forth in Schedule 5.19.1, (a) each Employee Benefit Plan complies in all material respects, and has been operated and administered in all material respects, in accordance with all applicable requirements of all applicable laws and regulations of any Governmental Authority, including
ERISA and the Code, (b) no "reportable event", or "prohibited transaction" (as such terms are defined in ERISA and the Code, as applicable) or full or partial termination has occurred whether under Title IV of ERISA or otherwise with respect to any Employee Benefit Plan. Each ERISA Plan and related funding arrangement intended to so qualify under Sections 401(a) and 501(a), respectively of the Code has received a ruling or determination letter concluding that such ERISA Plan so qualifies, and, to Sellers' Knowledge, no event has occurred, amendment been adopted or action been taken or not taken that would cause such ERISA
Plan to lose its tax-qualified status.

         5.19.2. GSC has delivered or made available to Buyer, on or prior to the date hereof, copies of each Employee Benefit Plan and any amendments thereto and any related trust agreement, funding agreement and insurance contract relating thereto and, if applicable (a) the most recent actuarial valuation reports for the last three years, (b) the last three years' filed Form 5500 or 5500-C and Schedules A and B thereto, (c) the summary plan description currently in effect for each Employee Benefit Plan and all material modifications thereto, (d) the last three years' summary annual report issued to participants with respect to each Employee Benefit Plan, (e) the last three years' financial statements for each Employee Benefit Plan and its related trust, if any, (f) if applicable, the most recent determination letter issued with respect to each Employee Benefit Plan, and (g) each form of loan document under each ERISA Plan, and (h) the most recent premium filings with the Pension Benefit Guaranty
Corporation covering or related to an Employee Benefit Plan.
 5.19.3. All contributions required under applicable law or an Employee Benefit Plan to be made on or prior to the date hereof by Sellers or any Continuing Affiliate to an Employee Benefit
Plan have been made within the time prescribed by such law or Employee Benefit Plan. There does not exist any accumulated funding deficiency within the meaning of either Section 412 of the Code or Section 302 of ERISA as to any ERISA Plan, nor would there exist any such deficiency but for the application of the minimum funding standards imposed by the Code with respect to any such ERISA Plan. Except as set forth in Schedule 5.19.3, on the date hereof, the fair market value of the assets of each ERISA
Plan that is a funded defined benefit pension plan equals or exceeds the actuarial present value of all accrued benefits under such ERISA Plan, including early retirement subsidies, plant closing benefits and all other amounts considered to be benefit liabilities upon a standard termination of a defined benefit plan subject to Title IV of ERISA with the said actuarial present value being determined by application of the actuarial methods and assumptions applied by such ERISA Plan's enrolled actuary at the most recent annual valuation of such ERISA Plan, plus all administrative expenses, fiduciaries' fees and similar charges payable by such ERISA Plan, plus all Taxes, if any, payable from plan assets.

        5.19.4. Except as set forth in Schedule 5.19.4, (a) no ERISA Plan is a "multiple employer" plan within the meaning of Section
4063 or 4064 of ERISA, (b) no ERISA Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, (c) neither Sellers nor any Continuing Affiliate has either primary or secondary liability under the provisions of Section 4204 of ERISA or any agreement entered into in accordance with the provisions of such Section, and (d) neither Sellers nor any Continuing Affiliate has (i) engaged in any transaction that could result in the imposition of any material liability pursuant to Section 4069 or 4212 of ERISA or (ii) incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans.

         5.19.5. Except as set forth in Schedule 5.19.5, the consummation of the transactions contemplated by this Agreement will not result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits payable by the Pump Group to or in respect of any Employee or former employee of the Pump Group or the beneficiary or dependent of any Employee or former employee of the Pump
Group.
           5.19.6. Except as described in Schedule 3.2.1 or in Schedule 5.19.6, no Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to Active Employees beyond their retirement or other termination of service (other than (a) coverage mandated by applicable law, (b) death benefits or retirement benefits under any ERISA Plan, (c) deferred compensation accrued on the Financial Statements or the Interim
Financial Statements, or (d) benefits, the full cost of which is borne by the Active Employee (or his or her beneficiary)). No
"leased employee," as that term is defined in Section 414(n) of the code, performs services for any member of the Pump Group.

      5.20. Taxes. Except as set forth in Schedule 5.20 or as reflected in the Financial Statements or the Interim Financial
Statements:
           5.20.1. (a) All federal, state, local and foreign tax information and other tax returns or reports pertaining to Pump Group required to be filed before the date hereof have been duly filed and as filed, were correct and complete in all material respects, (b) all Taxes shown to be due in such tax information, returns and reports have been paid in full, (c) no deficiencies for any Taxes with respect to such tax information and returns have been asserted, and (d) no agreements for the extension of the periods for the assessment or collection of taxes and no waivers of statutes of limitation have been entered into, given or requested regarding any Taxes with respect to such tax information, and returns and reports.

            5.20.2. No unresolved issue has been raised in writing by any Governmental Authority in the course of any audit with respect to Taxes for which the Divisions or the Subsidiaries would be held liable and, to Sellers' Knowledge, no member of the Pump Group has received any written notice that any material claim has been made by any Governmental Authority in a jurisdiction where a member of the Pump Group does not currently file a tax return or report that it is or may be subject to taxation by or in that jurisdiction.

            5.20.3. Neither the Divisions nor the Subsidiaries are parties to or bound by any tax sharing or similar Contract.

            5.20.4. Since December 31, 1993, none of the members of the Pump Group was a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal tax return, other than a group the common parent of which is GSC, except Fairbanks Morse, which was acquired by GSC in 1994.

           5.20.5. None of the members of the Pump Group has any liability for the Taxes of any person other than the members of the Pump Group and other members of GSC's consolidated group (a) under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law), (b) as a transferee or successor, (c) by contract, or (d) otherwise.

           5.20.6. None of the members of the Pump Group has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the members of the Pump Group has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances or the circumstances or events contemplated by this Agreement could obligate it to make any payments that will not be deductible by reason of
Section 280G of the Code. None of the members of the Pump Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      5.21. Insurance. Schedule 5.21 sets forth a list of all insurance policies owned or held by a Subsidiary. All material insurance policies owned or held by a Seller or a Subsidiary on the date hereof which cover the Pump Group or the Assets are in full force and effect, all premiums with respect thereto have been paid to the extent due, no notice of cancellation or termination has been received with respect to any such policy (other than policies which a Seller or a Subsidiary has replaced or intends to replace prior to the expiration thereof by policies providing substantially the same types and amounts of coverage).

      5.22. Transactions with Related Parties. Except as set forth on one or more of the Schedules hereto, no member of the Pump
Group is or was a party to any transaction or proposed transaction, including, without limitation, the leasing of real or personal property, the purchase or sale of raw materials or finished goods, or the furnishing of services, with Sellers or any person related to or affiliated with Sellers (other than another member of the Pump Group) involving the payment or accrual of more than $1,000,000 during fiscal years 1995 or 1996, or which will amount to more than $1,000,000 during fiscal year 1997.

     5.23. Sufficiency of Assets. Except for the Retained Assets, the Assets, together with Buyer's rights under the Transition
Services Agreement, constitute all of the assets, rights and/or interests which are used in, and are sufficient for, the operation of the business of the Pump Group as it is currently being conducted in all material respects.

    5.24. Brokers. Other than Lazard, no person or entity is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Sellers.

       6.  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as follows:

      6.1. Organization and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Minnesota.

      6.2. Authorization, Execution and Validity. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be performed by it. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby to be performed by it have been duly authorized by all requisite corporate action. This
Agreement has been duly executed and delivered by Buyer and each instrument contemplated hereby that is to be executed and delivered to a Seller by Buyer will constitute, when executed and delivered to a Seller by Buyer, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

     6.3. Conflicts; Defaults. Except as listed in Schedule 6.3 or as may relate to the India JVs, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Buyer, (b) without regard to the provisions of Section 7.5 hereof, result in a violation or breach of or constitute a default (or would so constitute with notice or lapse of time) or result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any note, bond, mortgage, indenture, agreement, obligation or other instrument to which Buyer is a party or by which any of Buyer's assets is bound, (c) violate any Order, statute, treaty, rule or regulation of any Governmental Authority applicable to Buyer, except in all cases, for violations, breaches or defaults which would not, in the aggregate, prevent or delay the consummation by Buyer of the transactions contemplated by this Agreement. Except for consents, approvals or authorizations required under the HSR Act, and, if required, the Investment Canada Act and any applicable laws of India, and any filings and approval requirements under any applicable "bulk sales" laws, no filing with, and no permit, authorization, consent or approval by, any Governmental Authority is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

      6.4. Litigation. There is no Action by or before any Governmental Authority that is pending or, to the knowledge of Buyer, threatened by or against or affecting Buyer or any of its assets which would, if adversely determined, be reasonably likely to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement, nor is Buyer subject to any Order which would be reasonably likely to have any such effect.

 6.5. Sufficient Funds. Buyer has, on the date hereof, the financial capability to purchase the Assets and to assume the Liabilities on the terms and subject to the conditions set forth in this Agreement, and Buyer shall have such capability on the Closing Date.

 6.6.     Brokers.  Other than Credit Suisse First Boston
Corporation, no person or entity is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Buyer.

               7.  CERTAIN COVENANTS AND AGREEMENTS

      7.1.     Information and Access.

           7.1.1. From the date hereof to the Closing Date, Sellers shall, subject to applicable contractual obligations, afford to Buyer, its accountants, counsel and other authorized representatives reasonable access, upon reasonable notice, to all of the Pump Group's assets, properties, books, records, agreements and commitments, to the officers and employees of the Pump Group and to representatives of GSC's auditors; and furnish Buyer's representatives during such period with all such information concerning the Pump Group's affairs as Buyer may reasonably request, including, without limitation, a so-called
Phase I (i.e., documentary review and walk-through site inspection) preliminary environmental evaluation; provided, however, that no environmental testing shall be performed without GSC's written consent, which may be given or withheld in GSC's sole discretion and that Sellers shall have no obligation to give Buyer access to information that (a) is subject to attorney-client privilege or (b) is subject to confidentiality restrictions with respect to which Sellers, using all reasonable efforts, are unable to obtain waivers.

        7.1.2.   All information provided or obtained pursuant to this
Section 7.1 shall be held by Buyer in accordance with and subject to the terms of the confidentiality agreement, dated February
27, 1997, between GSC and Buyer (the "Confidentiality
Agreement").

      7.2. Conduct of Business Pending Closing. From the date of this Agreement and until the Closing Date, and except as otherwise expressly permitted by this Agreement or consented to by Buyer in writing, each Seller covenants and agrees that, with respect to the operations of the Pump Group, it shall:

           7.2.1. Operate its business only in the ordinary course consistent with past practice and to use reasonable efforts to preserve its properties and business and relationship with suppliers, customers, distributors and employees;

           7.2.2. Not (a) change or amend its certificate of incorporation or by-laws, (b) authorize, issue or sell any shares of its capital stock, or authorize, issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or enter into any agreement obligating it to do any of the foregoing, or (c) merge or consolidate with any other entity;

           7.2.3. Not grant any increase in the compensation payable to any of Pump Group's officers, employees or agents, except for normal merit, cost of living or promotional increases in accordance with past practices;

           7.2.4. Not fill any open employee requisition, except pursuant to offers outstanding prior to the date hereof;

           7.2.5. Not decrease any insurance coverage on the Assets, so long as such insurance is available at commercially reasonable rates;

           7.2.6. Not incur or guaranty any new debt which would constitute an Assumed Liability, except for (a) accounts payable incurred in the ordinary course, and (b) intercompany debt;

           7.2.7. Not make any capital expenditures or any additions to Pump Group's premises other than those which have been approved as of April 30, 1997 and those which are contained in the Pump
Group's 1997 capital budget, a copy of which has previously been delivered or made available to Buyer; provided, that, whether or not included in such capital budget, it shall not make any capital expenditures relating to information technology or equipment other than in the ordinary course;

          7.2.8. Not purchase any real property or real property interest to be included as part of the Assets or to sell or dispose of any of the material property, plant or equipment shown on the Interim Net Equity Statement;

          7.2.9. Not permit to be incurred any Liens on any Assets, except Permitted Liens;

          7.2.10. Not accelerate or delay the sale of the products of the Pump Group or the collection of accounts receivable, other than in the ordinary course of business; and

         7.2.11. Not conduct its business in violation of any law, ordinance or regulation of any Governmental Authority, except for possible violations which individually or in the aggregate do not and are not reasonably likely to have a Material Adverse Effect.

         7.2.12.  Not make any change in accounting method or principles.

  7.3. Assignment of Confidentiality Agreements. GSC shall not amend, modify or supplement or grant any consent or waiver under or with respect to, any confidentiality agreements entered into by GSC (or its representatives or Affiliates) and each party to whom confidential information was provided in connection with the sale of the Pump Group (collectively, the "Sale Confidentiality Agreements") without Buyer's prior written consent. GSC shall as promptly as reasonably practicable request each party to whom confidential information was provided pursuant to a Sale Confidentiality Agreement to return to GSC or destroy such information, in each case as provided in the applicable Sale Confidentiality Agreement. At the Closing, GSC shall assign to Buyer all of its right, title and interest in the Sale Confidentiality Agreements (to the extent any thereof are capable of being assigned). Prior to the Closing and thereafter with respect to any rights under any Sale Confidentiality Agreement which are not capable of being assigned, upon request by Buyer, GSC shall use its reasonable efforts to enforce such rights.

     7.4. No Solicitation. Sellers shall immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any sale, merger or other business combination transaction involving the Pump Group. From the date of this Agreement until the Closing Date, Sellers shall not directly or indirectly (through a representative or otherwise) solicit or furnish information to any prospective buyer (other than Buyer) or commence negotiations with any other party or enter into any agreement with any other party concerning the sale, merger or other business combination transaction involving the Pump Group.

     7.5.     Consents; Non-Transferability.

         7.5.1. Sellers shall use all reasonable efforts, and Buyer shall cooperate with Sellers, to obtain all consents and waivers of any third party (including a Governmental Authority) necessary to effect the transfer of all the Assets; provided, however, that neither Buyer nor Sellers shall be obligated to pay any consideration therefor to any person in order to obtain any consent or waiver. Notwithstanding anything in this Agreement to the contrary, with respect to any asset to which Section 7.5.2 applies, no Seller shall be obligated to sell, assign or otherwise transfer and Buyer shall not be obligated to accept, such asset without first having obtained all necessary consents and waivers.

        7.5.2. To the extent that any of the Assets is not capable of being sold, assigned or otherwise transferred without the consent or waiver of any third party (including a Governmental Authority) or if such sale, assignment or transfer would constitute a breach thereof or a violation of any Order, statute, treaty, rule or regulation, this Agreement shall not constitute a sale, assignment or other transfer thereof, or an attempted sale, assignment or other transfer thereof.

       7.5.3. To the extent that any of the consents or waivers referred to in Section 7.5.2 are not obtained by Sellers prior to the Closing, Sellers shall cooperate with Buyer in any reasonable arrangement, at Buyer's risk and expense, designed to provide for Buyer the benefit and burden of any asset not sold, assigned or transferred as a result thereof, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Sellers against any other person or entity arising out of any breach of contract, and further including, if so requested by Buyer, acting as agent on behalf of Buyer, or as Buyer shall otherwise reasonably require (including the retention of Buyer as a subcontractor). Notwithstanding the foregoing, the risks and consequences of a failure to obtain any required consent shall be borne by Buyer.

     7.5.4. To the extent that Buyer is provided the benefits of any asset in accordance with Section 7.5.3, Buyer shall perform at the direction of GSC and for the benefit of any third party the obligations of Sellers thereunder or in connection therewith; provided, that if Buyer shall fail to perform to the extent required herein, Buyer shall indemnify, defend and hold Sellers harmless therefor and, in the event of a failure of such indemnity, Sellers shall cease to be obligated under this Section
7.5 in respect of the asset which is the subject of such failure to perform.

      7.6.     Governmental Filings.

           7.6.1. Promptly after the date hereof, Buyer and GSC shall file with the Federal Trade Commission and the United States
Department of Justice the notification required to be filed with respect to the transactions contemplated by this Agreement.
Without limiting the provisions set forth in Section 11.1.4, each of Buyer and GSC shall use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorization relating to the HSR Act that is required for the consummation of the transactions contemplated by this Agreement and each shall share equally in any costs relating thereto, including the statutory filing fee required by the HSR Act and any fees and expenses of counsel or any consultants who may be retained by mutual consent after the filing of the notification.

          7.6.2. Sellers and Buyer shall comply with the laws of any country (including Canada) which are applicable to the transactions contemplated by this Agreement and pursuant to which government notification or approval of such transactions is necessary. Sellers and Buyer shall cooperate with the other in any manner reasonably requested by the other in providing any information which is required for this purpose and in promptly filing, separately or jointly, any applications for such governmental notification or approval.

      7.7. Trademarks, Etc. Buyer recognizes and acknowledges that neither of the Subsidiaries has, and as a result of the purchase of the Assets, neither Buyer nor any of its Affiliates shall have, any right, title or interest in or to the Marks; provided, however, that Buyer shall be permitted to use finished goods, supplies and sales literature transferred pursuant to this Agreement carrying the Marks in conjunction with the names
"Aurora Pump", "Layne & Bowler", "Aurora/Hydromatic", "Aurora", "Hydromatic", "Verti-Line" and "Fairbanks Morse" until, in the case of finished goods, the depletion of such finished goods and in the case of supplies and sales literature the earlier to occur of: (a) the depletion of such supplies and sales literature or
(b) 180 days following the Closing Date, unless the Marks are used in castings, in which case the time period shall be one year; and further provided, however, that Buyer and its Affiliates shall not in any way hold themselves out as doing business under the Marks and shall not in any way discredit the Marks.

      7.8.     Covenant Not-to-Compete.

           7.8.1. Sellers acknowledge and agree that the value to Buyer of the transactions contemplated by this agreement would be substantially diminished if Sellers or any of the Continuing Affiliates were to enter into certain business activities, and Sellers have agreed to the covenant in this Section 7.8 as an inducement to Buyer to enter into this Agreement. Sellers specifically acknowledge and agree that the covenants in this
Section 7.8 are commercially reasonable and reasonably necessary to protect the interests Buyer intends to acquire hereunder. If any court of competent jurisdiction shall in any proceedings refuse to enforce such covenant, in whole or in part, because the time limit or geographical extent applicable thereto is deemed unreasonable in the jurisdiction, it is expressly understood and agreed that such covenant shall not be void. Instead, for the purpose of such proceedings, such temporal or geographic limitations shall be deemed to be reduced to the extent necessary to permit the enforcement of such covenant in the particular jurisdiction.

           7.8.2. For a period of five years following the Closing Date,Sellers and the Continuing Affiliates shall not engage directly or indirectly in the business of manufacturing or selling vertical or horizontal centrifugal and turbine water and sewage pumps anywhere in the world; provided, however, that Sellers and the Continuing Affiliates may:

                 (a)     maintain and continue their operations
in accordance with current and past practice;

                 (b)     acquire securities and other interests
in any entity as investments of any employee benefit plan of Sellers or any Continuing Affiliate;

                 (c)     acquire up to 10% of the outstanding
securities and other interests in any entity;

                 (d)     acquire any securities and other
interests in any entity if the revenues of such entity that are attributable to businesses that compete directly with the current business of the Pump Group does not exceed 10% of such entity's total annual revenues; or

                 (e)     perform any act or conduct any business
contemplated by this Agreement.

           7.8.3. The parties agree that money Damages would be an inadequate remedy for a violation of the covenant set forth in this Section 7.8. Accordingly, Buyer shall be entitled, in addition to any other rights and remedies that it may have, to injunction relief to enjoin any such breach.

      7.9. Release from Guarantees. Buyer shall use reasonable efforts and Seller shall cooperate with Buyer to secure, effective as of the Closing Date, full releases for Sellers and the Continuing Affiliates under the letters of credit, bank guarantees, surety bonds, foreign exchange contracts and other obligations listed in Schedule 7.9. After the Closing Date,
Buyer shall indemnify, defend and hold Sellers and the Continuing Affiliates harmless from and against all Damage attributable to any Seller Guarantees and to any of the obligations of the Pump Group listed in Schedule 7.9 which remain outstanding following such date.

      7.10. Further Assurances. At any time after the Closing Date, Sellers and Buyer shall and cause their respective Affiliates promptly to, execute, acknowledge and deliver any other documents or instruments reasonably requested by Sellers or Buyer, as the case may be, to satisfy their respective obligations hereunder or to obtain the benefits contemplated hereby.

     7.11. Intercompany Obligations. Immediately prior to the Closing, all Intercompany Obligations due and payable as of the Closing Date or attributable to any period ending on or prior to the Closing Date shall, for all purposes of this Agreement, be netted as between the appropriate obligors and obligees and the resulting balances shall be charged to the equity account of the appropriate Continuing Affiliate or the Pump Group, as the case may be, and shall be treated as discharged as of the Closing, with the result that as of and following the Closing, there shall be no further obligation or liability with respect to any Intercompany Obligations.

     7.12. Supplements to Schedules. Each of Sellers and Buyer shall notify the other of any development(s) which might or shall constitute a breach of any of the warranties and representations in Article 5 which is reasonably likely to have a Material
Adverse Effect. Buyer shall have the right to terminate this Agreement within the period of 5 business days from the date such notice is given, or if less than 5 business days remain prior to the Closing Date, such shorter period. If within such period, Buyer shall not have exercised its right to terminate this Agreement, the written notice shall be deemed to have amended this Agreement and the relevant Schedules attached thereto, to have qualified the representations and warranties contained in
Article 5 above, or to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development, including for purposes of Article 12 hereof, and the party making the warranty or representation shall continue to use its reasonable best efforts to obtain fulfillment of all conditions to Closing set forth in Article 8 hereto, including the cure of the actual or potential breach to which reference is made in the notice. The provisions hereof shall apply mutatis mutandis if there is any development(s) which might or shall constitute a breach of any of the warranties and representations in Article 6 which could have a material adverse effect on Buyer.

      7.13.    Cooperation.  Subject to their respective rights under
Article 11, each of Sellers and Buyer shall use, and shall cause their respective Affiliates to use, all reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to obtain fulfillment of all conditions to Closing set forth in
Article 8 as soon as reasonably possible.

      7.14.    India JVs.

           7.14.1. FM India. As soon as reasonably practicable, Fairbanks Morse shall give notice under the applicable FM India Agreements of its intent to transfer the FM India Shares to Buyer and giving the other party or its nominee the right to purchase/first option of refusal pursuant thereto. Buyer and Sellers shall cooperate and use their respective reasonable efforts to effect a transfer of the FM India Shares to Buyer or a sale thereof to a third party as soon as reasonably practicable; provided, however, that neither Buyer nor Sellers shall be obligated to pay any consideration therefor to any person except as otherwise provided herein. In the event that a sale or other transfer to a third party of the FM India Shares is effected, (a) promptly thereafter Sellers shall pay to Buyer an amount equal to $156,000, representing the book value of the FM India Shares on the 12/31
Net Equity Statement, (b) Fairbanks Morse shall take all action pursuant to the FM India Agreements to terminate all license agreements, if any, relating to any Intellectual Property, and
(c) Sellers and Buyer shall cooperate and use their respective reasonable efforts to cause FM India to cease the use of any Intellectual Property. In the event that Fairbanks Morse is able to transfer the FM India Shares to Buyer, Sellers and Buyer shall cooperate and make any filings and obtain any approvals required to effect such transfer under Indian law. In the event that on or before the fifth anniversary of the Closing Date the FM India Shares have not been transferred to Buyer or sold or otherwise transferred to a third party, Sellers shall promptly pay to Buyer an amount equal to $156,000, representing the book value of the FM India Shares on the 12/31 Net Equity Statement.

             7.14.2. Hydromatic India. As soon as reasonably practicable,Aurora/Hydromatic shall give notice of termination of all Hydromatic India Agreements (other than the Arbitration Agreement referred to in Section 5.4(b)) to which it is a party. Sellers and Buyer shall cooperate and use their respective reasonable efforts to cause all Hydromatic India Agreements to which any Seller is a party to be terminated; provided, however, that neither Buyer nor Sellers shall be obligated to pay any consideration therefor to any person.

      7.15. Cancellation of Procurement Cards. Effective on or prior to the Closing Date, Sellers shall cancel any and all procurement cards issued to any Active Employee pursuant to the Chase Visa Purchasing Card Agreement dated July 2, 1997 between
The Chase Manhattan Bank (USA) and GSC.

      7.16. Cooperation with Actions. If and for so long as any Seller is contesting or defending against any Action in connection with (a) any transaction contemplated by this Agreement or (b) any Action, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence or transaction on or before the Closing Date involving the Pump Group or any of Sellers, Buyer shall cooperate with Sellers and their counsel in the contest or defense, make available its personnel and provide any testimony and access to its books and records in connection with such contest or defense, with all actual out-of-pocket costs to third parties at Sellers' expense unless Sellers are entitled to indemnification therefor under Article 12.

               8.  CONDITIONS PRECEDENT TO CLOSING

      8.1. Conditions Precedent to Sellers' Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived by GSC on behalf of Sellers:

           8.1.1. Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date.

           8.1.2. Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by it prior to or at the Closing.

            8.1.3. HSR Act; Etc. All applicable waiting periods under the HSR Act shall have expired or been terminated and (to the extent required) any required approval under the Investment Canada Act shall have been obtained.

             8.1.4. No Legal Action. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby and no Action shall be pending or threatened which, if adversely determined, would result in any such Order.

             8.1.5. Deliveries. Buyer shall have made all of the deliveries required of it by Section 4.3.

      8.2. Conditions Precedent To Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived by Buyer:

           8.2.1. Representations and Warranties. Each of the representations and warranties made by Sellers in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except for (a) representations and warranties made as of a specified date, which shall be true and correct as of the specified date and (b) breaches and inaccuracies that do not have a Material Adverse Effect.

          8.2.2. Covenants. Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by them prior to or at the Closing.

          8.2.3. HSR Act; Etc. All applicable waiting periods under the HSR Act shall have expired or been terminated and (to the extent required) any required approval under the Investment Canada Act shall have been obtained.

          8.2.4. No Legal Action. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby and no Action shall be pending or threatened which, if adversely determined, would result in any such Order.

         8.2.5. Deliveries. Sellers shall have made all of the deliveries required of them by Section 4.2.

         8.2.6. Required Consent. Consent to the assignment to Buyer of the Trademark License Agreement dated August 21, 1985 between
Colt Industries Operating Corp., as licensor, and FMPD Purchasing
Corporation, as licensee shall have been obtained.

      8.3. If Conditions Not Satisfied. In the event that any of the conditions set forth in this Article 8 are not satisfied and the parties hereto consummate the transactions contemplated by this Agreement to take place at the Closing despite such failure, the parties shall be deemed to have waived any claim for Damages or other relief arising from or in connection with such failure.

                     9.  EMPLOYEE MATTERS

      9.1.     Nonbargaining Employees.

           9.1.1. Except as otherwise provided herein, Buyer shall, or shall cause one or more of its Affiliates to, offer employment to each nonbargaining Active Employee, at the same salary or wage and with other benefits and conditions of employment which Buyer reasonably believes to be substantially comparable in the aggregate as in effect immediately prior to the Closing Date, with such employment to commence as of the Closing Date or such later date as shall be agreed by Buyer or its Affiliates and any such Active Employee, except for the 9.1.1 Employees, each of whom Sellers and Buyer mutually agree shall be retained by Sellers or a Continuing Affiliate (all such non-bargaining Active
Employees transferring to Buyer or its Affiliates shall be referred to collectively as the "Business Employees"). Such offer of employment does not confer upon Buyer or its Affiliates any obligation to retain any Employee beyond his or her initial hiring. With respect to any Active Employee on an individual leave of absence as of the Closing Date, Buyer shall promptly give GSC notice of the date employment of such employee commences with Buyer or any of its Affiliates.

         9.1.2. Severance pay and other separation benefits under Seller's plans for the 9.1.1 Employees shall be Retained Liabilities; provided, however, that Buyer shall promptly reimburse Seller for the amounts of such severance or other separation benefits paid to any 9.1.1 Employees who are not Designated 9.1.1 Employees. Any liability to any Business
Employee for severance pay and other separation benefits under Buyer's plans that arises out of transactions that occur on or after the Closing Date and any liability or obligation that arises out of any breach by Buyer of any of the provisions of this Article 9 shall be an Assumed Liability.

     9.2.     Bargaining Employees.

           9.2.1. Except as otherwise provided herein, Buyer shall or shall cause one or more of its Affiliates to, offer employment to each bargaining Active Employee, at compensation rates and benefits competitive in the respective hiring marketplace, with such employment to commence as of the Closing Date or such later date as shall be agreed by Buyer or its Affiliates and any such employee. Buyer and Sellers agree that Sellers shall have no obligation for severance, shutdown or permanent job separation benefits to such bargaining Active Employees, which shall be the sole responsibility of Buyer or its Affiliates, under Buyer's severance pay plans or under collective bargaining agreements between Buyer or its Affiliates and bargaining representatives of such employees, following the Closing Date. Such offer of employment does not confer upon Buyer or its Affiliates any obligation to retain any bargaining Active Employee beyond his or her initial hiring.

          9.2.2. Union Representation. Buyer agrees to recognize those unions which represent any of the Active Employees at the Closing
Date as the collective bargaining representatives of such employees as of the Closing Date. Buyer does not agree to assume the collective bargaining agreements in effect as of the Closing.
After the Closing Date, Buyer shall set its own initial terms and conditions of employment of the Active Employees represented by unions and others it may hire, including without limitation work rules, benefits and salary and wage structure, all as permitted by law. Any bargaining obligations of Buyer with unions shall be the sole responsibility of Buyer and Buyer shall indemnify
Sellers with respect to any such obligations.

      9.3.     Employee Benefit Plans Generally.

          9.3.1. Employee Benefit Plans for Business Employees. Effective as of the Closing Date, and soon as practicable, Buyer shall establish and qualify or register with applicable regulatory authorities employee benefit plans for, or shall extend existing Buyer employee benefit plans to, the Business Employees which provide benefits to such Business Employees on terms and conditions which Buyer reasonably believes to be substantially comparable in the aggregate to those provided to such Business Employees by Sellers or their Affiliates immediately prior to the Closing Date. Except as provided hereinafter in this Article 9 with respect to specific types of benefits, Buyer shall, or shall cause one or more of its Affiliates to, take into account each Business Employee's period of service with Sellers or their Affiliates prior to the Closing under any employee benefit plans, programs or arrangements sponsored by Buyer or its Affiliates after the Closing in which any of the Business Employees are eligible to participate. Buyer (or its Affiliates) reserves the right to amend or terminate any employee benefit plans as it (or they) may deem appropriate from time to time following the Closing Date.

       9.3.2. Termination of Coverage under Sellers' Employee Benefit Plans. Effective as of the Closing Date, each Active Employee who is an active participant in any Employee Benefit Plans of any Seller (including but not limited to all life insurance, health insurance, welfare and health benefit plans, pension, profit sharing and savings and stock ownership plans, workers' compensation insurance and payments into State Unemployment Compensation Funds) shall cease to be an active participant and all of such employees shall become eligible to participate in each of Buyer's employee benefit plans in accordance with the applicable provisions of this Agreement and the terms and conditions of each such plan. Sellers agree that they are responsible for terminating all the active participation of such employees in their respective Employee Benefit Plans, if any, pursuant to applicable laws and will seek any necessary approvals with respect to the termination of any such active participation. Sellers agree that Buyer shall have no responsibility for any issue dealing with the termination of the active participation of any Active Employee under any such Employee Benefit Plans.

    9.4.     Pension Plans.

          9.4.1. All assets and liabilities under the GSC Pension Plan attributable to service prior to the Closing Date for each U.S.
Active Employee who is a participant in GSC's Pension Plan immediately prior to the Closing Date shall be Retained Assets and Excluded Liabilities, respectively. GSC agrees that nothing contained in this Section 9.4 shall in any way otherwise affect each U. S. Active Employee's right to his or her accrued benefits under the GSC Pension Plan. Subject to the approval of the appropriate pension plan administration committee of GSC, GSC shall cause the GSC Pension Plan to vest fully each U.S. Active
Employee who is a participant in GSC's Pension Plan immediately prior to the Closing Date in his or her accrued benefits under the GSC Pension Plan. Buyer shall grant to each U.S. Business
Employee credit for his or her period of employment with GSC and its Affiliates (and their predecessors) prior to the Closing
Date, as if so employed by Buyer, for the purpose of eligibility and vesting under any pension benefit plan by which such U.S.
Business Employees become covered, but not for the purpose of benefit accrual and early retirement subsidies thereunder.

          9.4.2. All assets and liabilities under GSC Hourly Employees Pension Plan attributable to service prior to the Closing Date for each Active Employee participating therein shall be Retained
Assets and Excluded Liabilities, respectively. Buyer shall grant to each U. S. bargaining Active Employee credit for his or her period of employment with GSC and its Affiliates (and their predecessors) prior to the Closing Date, as if so employed by Buyer, for the purpose of eligibility and vesting under any pension benefit plan by which such U.S. bargaining Active
Employees become covered but not for the purpose of benefit accrual and early retirement subsidies thereunder.

          9.4.3. All assets and liabilities under the GS Limited Pension Plan attributable to service prior to the Closing Date for each Canadian Active Employee shall be Retained Assets and Excluded
Liabilities, respectively. As of the Closing Date, GS Limited shall cause each Canadian Active Employee who is employed by GS
Limited immediately prior to the Closing Date to vest fully in his or her accrued benefits under the GS Limited Pension Plan.

      9.5.     Savings Plans.

           9.5.1. As soon as practicable after the Closing Date, Buyer shall (a) establish a savings plan or plans or use an existing savings plan or plans (the "Buyer Savings Plan") providing competitive benefits for U.S. Business Employees; (b) establish one or more trusts or insurance arrangements or use one or more existing trusts or insurance arrangements (the "Buyer Savings
Plan Trust") with respect to the Buyer Savings Plan; and (c) apply for, and use its reasonable best efforts to obtain, a determination of a District Director of Internal Revenue Service having jurisdiction over a new savings plan of Buyer to the effect that such savings plan and any trust established thereunder constitute a plan and trust meeting all applicable requirements for qualification under Sections 401(a), 401(k) and 501(a) of the Code or provide evidence to the satisfaction of Sellers that an existing plan and existing trust arrangements of Buyer satisfy such requirements.

           9.5.2. Sellers shall allow Active Employees participating therein to retain their account balances in Sellers' existing applicable 401(k) plans. Sellers shall encourage (and Buyer shall allow) such participants to roll over cash balances to Buyer's (or an Affiliate's) 401(k) plan to the extent provided by law.

          9.5.3. Fairbanks Morse shall allow bargaining Active Employees covered by the Fairbanks Morse Pump Corporation Union Employee 401(k) Plan to retain their account balances in such plan. Fairbanks Morse shall encourage (and Buyer shall allow) participants thereunder employed by Buyer or its Affiliates to roll over cash balances to Buyer's (or an Affiliate's) 401(k) plan to the extent provided by law.

          9.5.4. Each of the parties shall be responsible for its respective governmental filings, including but not limited to Internal Revenue Service Form 5310.

      9.6. Welfare and Fringe Benefits Generally. Except as further provided herein, Buyer shall, or shall cause one or more of its Affiliates to, (a) grant to each Active Employee credit under any employee welfare benefit plan covering such employee after the Closing for any deductible and co-payments paid by such employee under any corresponding Employee Benefit Plan during the plan year which includes the Closing Date, and (b) amend any employee welfare plan covering Active Employees participating therein from and after the Closing so that such plan does not exclude from coverage any pre-existing conditions of any of such employees or their dependents, which pre-existing conditions were covered under any Employee Benefit Plan immediately prior to the Closing, provided, however, that nothing herein shall require Buyer's (or any Affiliate's) employee welfare benefit plan to cover any particular disease, condition or other event or prevent any such plan from applying any limits (other than a limit directed to such a pre-existing condition) which affect coverage or the amount of benefits covered thereunder.

           9.6.1. Assets and Liabilities Regarding Non-Active Employees. Sellers shall retain all assets or reserves, if any, and all liabilities for benefits, compensation and the like for Employees who are not Active Employees on or as of the Closing Date, as Retained Assets or Excluded Liabilities, respectively.

           9.6.2. Benefits of Non-Active Employees. Retirement and welfare benefits, including without limitation retiree medical benefits and medical coverage rights under COBRA, for former
Employees of any of the Sellers or their predecessors who shall have retired on or prior to the Closing Date shall be Excluded
Liabilities.

          9.6.3. Business Employees. Retirement and welfare benefits, including without limitation retiree medical benefits and medical coverage rights under COBRA, for Business Employees shall be Assumed Liabilities.

          9.6.4. Assignment of Contract Rights. Sellers shall assign, to the extent possible, at Closing all applicable ASO Agreements to Buyer for the purpose of permitting Buyer to administer all self-insured medical/dental plans, cafeteria plans and similar arrangements for Business Employees. Sellers shall assign, to the extent possible, at Closing all applicable HMO/DMO contracts to Buyer for the purpose of permitting Buyer to continue coverage of U. S. Active Employees for the remainder of the contract term.
Incurred but not reported (IBNR) claims, and related reserves and accruals, under Sellers' medical/dental and similar plans shall be Assumed Liabilities.

                         10. TAXES

      10.1. Allocation of Certain Taxes. Sellers shall include the income of the Pump Group (including any deferred income whether arising from deferred intercompany transactions or otherwise and any excess loss accounts pursuant to relevant rules and regulations of the Internal Revenue service) on the respective consolidated federal Tax returns (or similar returns for Canadian corporations) of Sellers for all period s through the Closing
Date and pay any federal income taxes attributable to such income. The income of the Pump Group shall be apportioned to period up to and including the Closing Date and the period after the Closing Date by closing the books of the Pump Group as of the end of the Closing Date. Any Taxes (such as real estate taxes) that are measured by the passage of time (rather than by reference to income, sales, profits or results of operations) shall be apportioned for purposes of this Section 10.1.2 between Sellers and Buyer based on the respective number of days during the taxable period that each owns the relevant Assets.

     10.2. Information to be Provided by Buyer. With respect to the taxable year of GSC within which the Closing Date occurs, Buyer shall promptly cause to be prepared and provided to Sellers, at no cost to Sellers, a package of tax information materials (the "Tax Package"), which shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income. Buyer shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to Sellers within 180 calendar days after the Closing Date.

     10.3. Cooperation. Buyer and Sellers and their respective Affiliates shall cooperate in the preparation of all Tax returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing prior years' returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such returns, and furnishing such other information within such party's possession requested by the party filing such returns as is relevant to their preparation. In the case of any state, local or foreign joint, consolidated, combined, unitary or group relief system returns, such cooperation shall also relate to any other taxable periods in which one party could reasonably require the assistance of the other party in obtaining any necessary information.

     10.4.    Books and Records.

           10.4.1. Access. For a period of ten years after the Closing, each of Sellers and Buyer shall provide the other with reasonable access during normal business hours to its books and records and the books and records of the Subsidiaries and Divisions to the extent they relate to the condition or operation of the Pump Group prior to the Closing and are requested to prepare tax returns, to respond to third party claims or for any other legitimate purpose specified in writing. Each of Sellers and Buyer shall have the right, at its own expense, to make copies of any such books and records.

         10.4.2. Destruction. Neither Sellers nor Buyer shall destroy any books or records of the Pump Group to the extent that they relate to the condition or operation of the Subsidiaries or Divisions prior to the Closing without first offering to turn over possession to the other by written notice at least 30 calendar days prior to the proposed date of destruction.

      10.5. Confidentiality. Each of Sellers and Buyer may take such action as it deems reasonably appropriate to separate or redact information unrelated to the Subsidiaries or Divisions from documents and other materials requested and made available pursuant to this Section and to condition access to materials that it deems confidential to the execution and delivery of any agreement by the other party not to disclose or misuse such information.

      10.6. Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated to the Assets for all purposes (including tax and financial accounting purposes) in a manner consistent with the Allocation Schedule attached hereto as
Schedule 10.6. After taking into account any adjustment to the Purchase Price pursuant to Section 3.2, Buyer and Sellers shall, and shall cause their respective Affiliates to, file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.
Buyer shall prepare and deliver to Sellers within 45 days after the determination of the Final Closing Net Equity Statement, three separate Forms 8594, required to be filed under section
1060 of the Code, to reflect the sale by each U.S. member of the Pump Group.

                   11. TERMINATION OF AGREEMENT

      11.1. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date only as follows:

           11.1.1.  By mutual written consent of Buyer and GSC;

           11.1.2. By either Buyer or GSC, by giving written notice of such termination to the other, if (a) any condition to the terminating party's obligations hereunder (other than those relating to deliveries at the Closing) has not been satisfied or waived and (b) the Closing shall not have occurred on or before December 31, 1997; provided that the terminating party is not in material breach of its obligations under this Agreement;

           11.1.3. By either Buyer or GSC, by giving written notice of such termination to the other within 10 days of receipt from the other of any notice of a development that has a Material Adverse
Effect or a material adverse effect, as applicable, entitling it to terminate this Agreement in accordance with Section 7.12; or

           11.1.4. By either Buyer or GSC, by giving written notice of such termination to the other, if consummation of the Closing would violate any non-appealable, final Order.

      11.2. Effect of Termination. In the event of termination of this Agreement in accordance with Section 11.1, this Agreement shall thereafter become void and have no effect, and Sellers and Buyer shall have no liability to the other or its respective Affiliates, directors, officers or employees, except for the obligations of the parties contained in this Section 11.2 and in Sections 13.2.1, 14.5, 14.7, 14.8 and 14.10 hereof and pursuant to the Confidentiality Agreement, which shall survive any termination hereof, and except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to termination.

                 12. SURVIVAL AND INDEMNIFICATION

      12.1. Survival. Notwithstanding any otherwise applicable statute of limitations, the representations and warranties included or provided for herein shall survive the Closing until the first anniversary of the Closing Date; provided, however, that (a) any representation or warranty contained in Sections
5.19 and 5.20 shall survive the Closing until the expiration of the applicable statute of limitations (including any waivers or extensions thereof), and (b) any representation or warranty contained in Sections 5.1, 5.2, 5.4, 6.1 and 6.2 shall survive the Closing and shall remain in effect without limitation as to time.

      12.2. Indemnification by GSC. GSC, on behalf of all Sellers, shall indemnify, defend and hold harmless Buyer from and against any and all Damages suffered by Buyer arising out of:

          (a) any claim for which GSC receives notice from Buyer during the period commencing on the Closing Date and ending, as the case may be, upon the expiration of the period, if any, specified in Section 12.1, relating to any breach of any representation or warranty made by Sellers in this Agreement; provided, however, that Buyer shall not be entitled to any Damages for any breach of any representation or warranty contained in Sections 5.5, 5.6 or 5.19.6 so long as the methodology used in the preparation of the Final Net Equity Statement is consistent with the methodology set forth therefor in Schedule 3.2.1.

          (b) any claim relating to any breach of any covenant by Sellers in this Agreement;

          (c)  any claim under Treas. Reg. 1.1502 by the Internal
Revenue Service against any member of the Pump Group as a member of GSC's consolidated group prior to the Closing Date with respect to any federal income tax liability of GSC for any period ending on or prior to December 31, 1997; and

          (d)  any failure by Sellers or any of the Continuing
Affiliates to pay or satisfy or cause to be paid or satisfied any of the Excluded Liabilities.

      12.3. Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Sellers from and against any and all Damages suffered by Sellers arising out of:

          (a) any claim for which Buyer receives notice from Sellers during the period commencing on the Closing Date and ending, as the case may be, upon the expiration of the period, if any, specified in Section 12.1, relating to any breach of any representation or warranty made by Buyer in this Agreement;

          (b) any claim relating to any breach of any covenant by Buyer in this Agreement; and

          (c) any failure by Buyer or any Affiliate of Buyer to pay or satisfy or cause to be paid or satisfied any of the Assumed Liabilities.

          (d) any breach of any obligation of or relating to the Pump Group occurring on or after the Closing Date for which any Seller has any obligation or liability under any of the Seller
Guarantees.

      12.4.    Notice and Resolution of Claims.

           12.4.1. Notice. Each party entitled to indemnification pursuant to Section 12.2 or Section 12.3 (an "Indemnitee") shall promptly give written notice to the party required to provide indemnification respectively thereunder (an "Indemnifying Party") after obtaining knowledge of any claim that it may have pursuant to this Article 12. Such notice shall set forth in reasonable detail the claim and the basis for indemnification.

          12.4.2. Right to Assume Defense. If such claim for indemnity shall arise from a claim or Action involving a third party (a
"Third Party Claim"), the Indemnitee shall permit the Indemnifying Party to assume its defense. If the Indemnifying
Party assumes the defense of such Third party claim, it shall take all steps reasonably necessary to investigate, defend or settle diligently such Action and shall, subject to Section 12.5, hold the Indemnitee harmless from and against any and all Damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Third
Party Claim. Without the written consent of the Indemnitee, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement which would result in the imposition of an Order which would restrict the future activity or conduct of, or which would otherwise have a material adverse effect on the Indemnitee or any Affiliate thereof. The Indemnitee may participate in such defense or settlement through its own counsel, but at its own expense.

       12.4.3. Failure to Assume Defense. Failure by the Indemnifying Party to notify the Indemnitee of its election to assume the defense of any Third Party Claim within 30 calendar days after its receipt of notice thereof shall be deemed a waiver by the Indemnifying Party of its right to assume the defense of such Third Party Claim. In such event, the Indemnitee may defend against such Third Party Claim in any manner it deems appropriate. The Indemnitee may settle such Third Party Claim or consent to the entry of any judgment with respect thereto, provided that it acts reasonably and in good faith. The
Indemnifying Party shall promptly reimburse Indemnitee (a) for the amount of all costs and expenses, legal or otherwise, reasonably incurred by the Indemnitee in connection with the defense against or settlement of such claims or litigation, and
(b) if no settlement of such claim or litigation is made, for the amount of any final judgment with respect to such claim or in such litigation, to the extent that such amount has been actually paid.

      12.5.    Limits on Indemnification.

           12.5.1. Indemnification Threshold. Neither GSC nor Buyer shall be liable to any Indemnitee for any Damages that are indemnifiable pursuant to Section 12.2(a) or Section 12.3(a), except to the extent that the Damages for any breach exceed
$$50,000 (the "Indemnification Threshold").

           12.5.2. Deductible. If Damages exceed the Indemnification Threshold, GSC shall be liable to Buyer for Damages that are indemnifiable pursuant to Section 12.2(a) and (b), and Buyer shall be liable to Sellers for Damages that are indemnifiable pursuant to Section 12.3(a) and (b), only to the extent that the aggregate amount of Damages to Buyer or Sellers, respectively, exceeds $2,000,000 (the "Deductible").

           12.5.3. Limit of Liability. The total aggregate liability of GSC to Buyer for Damages that are indemnifiable pursuant to
Section 12.2(a) and (b), and the total liability of Buyer to Sellers for Damages that are indemnifiable pursuant to Section
12.3(a) and (b) shall not exceed the amount of the Purchase
Price, as adjusted.

           12.5.4. Actual Knowledge. Neither Sellers nor Buyer shall have any liability hereunder for Damages arising from or relating to a breach of any representation or warranty if the Indemnifying
Party can establish that the Indemnitee had actual knowledge on or before the Closing Date of the condition or event constituting such breach.

          12.5.5. Consequential Damages; Mitigation. Neither Sellers nor Buyer shall have any obligation to indemnify any Indemnitee for any Consequential Damages or for Damages that are (a) caused, contributed to or exacerbated by the actions of the other or its directors, officers, employees or representatives, (b) recovered or recoverable by the Indemnitee from any third party (including any insurer), or (c) offset by tax savings realized on account of such Damages by the Indemnitee or any of its Affiliates.

         12.5.6. Exclusive Remedy. This Article 12 sets forth the exclusive remedy for monetary damages owing from Sellers to Buyer and from Buyer to Sellers that arise from the matters described in Sections 12.2, 12.3 and 12.6. Each of the parties hereby waives any claim or cause of action for monetary damages that it might assert against the other with respect to the matters described in Sections 12.2, 12.3 and 12.6, whether under common law or under any Environmental Law or securities, trade regulation or other law, regulation or ordinance.

        12.5.7. Effect of Materiality Qualifications. For purposes of determining whether Buyer or Sellers are entitled to indemnification under Section 12.2(a) or 12.3(a), and whether limitations on claims or on recovery under Sections 12.5.1 through 12.5.3 above apply to any demand for indemnification, qualifications as to materiality in individual representations and warranties shall be disregarded.

     12.6.    Environmental Matters.

           12.6.1. Confidentiality. Buyer shall not and shall cause its Affillates and their respective employees, officers, directors, representatives, agents, contractors, consultants and attorneys (collectively, its "Representatives"), successors and assigns (to any of the foregoing such disclosure may be made but shall be made subject to this Section 12.6.1) not to disclose or permit to be disclosed prior to or after the Closing Date to any third parties (including Governmental Authorities) without the prior written consent of GSC, which shall not be unreasonably withheld for matters within the normal course of operations of the Pump
Group, any information regarding the environmental condition of any Pump Group Property, including any environmental audit reports, site assessments, testing results, and evaluations (the "Environmental Information") if such Environmental Information could result in or form a basis of an Environmental Claim for which Sellers are required to indemnify Buyer pursuant to this Agreement or to any lease entered into between Buyer and Sellers with respect to any Pump Group Property, (a) unless and to the extent (i) Buyer is required to disclose such information to a Governmental Authority or other third parties pursuant to an applicable Environmental Law or other law or by subpoena or Order and (ii) to the extent permitted by law, Buyer promptly notifies Sellers of the reporting obligation or request for disclosure and permits Sellers to make the disclosure or to defend the request for the Environmental Information, (b) except in connection with any proposed transfer of any of the Real Property Sites or the business or operations of all or a part of the Pump Group (of which disclosure Buyer shall give prompt notice to GSC and which shall be made subject to the confidentiality restrictions set forth in this Section 12.6.1), or (c) except to the extent reasonably believed to be required to be disclosed in an emergency.

         12.6.2. Conduct of Cleanup. Sellers shall have the right to perform and control any Cleanup (including all communications with Governmental Authorities) with respect to any Environmental
Claim for which Buyer is seeking indemnification pursuant to this Agreement; provided, however, that such Cleanups shall be designed to achieve compliance in all material respects with Environmental Laws. All Cleanups shall be effected in a manner that is designed to minimize, to the greatest extent reasonably possible, disruption to the normal operations of the Pump Group.
To the extent that any environmental conditions requiring Cleanup has been materially exacerbated or the costs thereof materially increased by any acts or failures to act (excluding the mere passage of time), of Buyer or its Affiliates following the Closing Date, Buyer shall be responsible for, and shall indemnify Sellers against, any increase in costs attributable thereto.

        12.6.3. Site Access. Buyer and Buyer's successors and successors in interest shall following the Closing and until the completion of Sellers' obligations under this Agreement and any Orders and Permits for which Seller is responsible:

           (a) permit Sellers and Sellers' contractors, consultants and representatives reasonable access to and freedom of movement at the Pump Group Property in order to perform all activities required to be performed by Sellers after the Closing Date pursuant to this Agreement, any Order or any Permit, including without limitation to perform any Cleanup, installation of ground water monitoring wells, sampling of ground water, surface water, surface and subsurface soil, air and other environmental media, excavation of soil, installation of pollution control and/or monitoring equipment, capping of and/or restriction of access to contaminated areas, installation of ground water collection, treatment, pumping and conveyance systems, asbestos abatement, and such other measures as may be reasonably necessary.

          (b) permit any duly designated employee, consultant, contractor, agent or representative of a Governmental Authority access to the Pump Group Property for purposes of inspection, sampling and other activities necessary to effectuate the oversight of Sellers' activities under this Agreement, any Order or any Permit.

          (c) cooperate with Sellers and Sellers' contractors, consultants, and representatives (with such cooperation including providing reasonable access to utilities, piping and plumbing at each Pump Group Property and providing space at such sites for the mobilization of vehicles and equipment) and not interfere, delay, increase the cost of, or require modification or repetition of all or any part of the activities Sellers are reasonably required to perform under this Agreement, any Order or any Permit.

          12.6.4. Site Testing. Buyer and Sellers have agreed that Buyer shall not test, and Buyer acknowledges that it has not performed testing of, any environmental media at the Pump Group Property prior to entering into this Agreement. Following the Closing, Buyer shall not arrange for or conduct investigations of any environmental conditions other than (a) testing or Cleanups required to be performed under applicable Environmental Laws, which GSC does not perform in a timely fashion following receipt of timely notice from Buyer, (b) in the exercise of good faith business judgment (exercised without regard to the availability of indemnification hereunder), or (c) in connection with the investigation of a Third Party Claim if Sellers shall have failed to perform an obligation and/or to indemnify Buyer for such Third Party Claim following receipt of timely notice thereof.

        12.6.5. Emergency Actions. Notwithstanding the foregoing, Buyer may take immediate emergency action to the extent necessary to comply with applicable Environmental Laws.

      12.7.    Payment and Assignment of Claims.

           12.7.1. Payment. All payments made pursuant to this Article 12(other than any interest payments) shall be treated by the parties hereto on all Tax returns as an adjustment to the Purchase Price.

           12.7.2. Assignment of Claims. If any of the Damages for which an Indemnifying Party is responsible or allegedly responsible under this Article 12 are recoverable or potentially recoverable against any third party at the time when payment is due hereunder, the Indemnitee shall assign any and all rights that it may have to recover such Damages to the Indemnifying Party or, if such rights are not assignable, shall use all reasonable efforts in good faith to collect any Damages from such third party for the benefit of the Indemnifying Party.

                 13. DEFINITIONS; INTERPRETATION

      13.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

           13.1.1. "ACM" means, collectively, asbestos or asbestos-containing materials.

           13.1.2. "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

           13.1.3. "Active Employee" means any employee of a Seller who is as of the Closing Date (a) actively employed in the business of the Pump Group or (b) on an individual leave of absence, with respect to each employee employed in the business of the Pump
Group who is on vacation, workers' compensation, short-term disability leave, military leave, layoff with recall rights pursuant to the recall provisions of the location in question or other approved leave of absence.

          13.1.4. "Affiliate" means, with respect to any entity, any other entity directly or indirectly controlling, controlled by, or under common control with such other entity.

          13.1.5.  "Agreement" as defined in the first paragraph.

          13.1.6.  "Ashland Site" as defined in Section 1.2.11.

          13.1.7.  "Assets" as defined in Section 1.1.

          13.1.8. "Assumed Environmental Liabilities" means (a) all liabilities or obligations relating to or arising out of (i) any investigation or remediation of areas at any Pump Group Property after a Cleanup has been completed by Sellers under an Order to the satisfaction of the appropriate Governmental Authorities,
(ii) the release into the environment of Hazardous Substances at, onto, under or from any Real Property Site if a Third Party Claim regarding such release is first made after the date that Buyer or an Affiliate purchases such Real Property Site, (iii) any remediation, encapsulation, treatment or removal of any ACM on the currently sealed third floor at the foundry of the Kansas
City Site, which action is attributable to any activity on the part of Buyer or its Affiliates not required under applicable law, (iv) any ACM or any ACM encapsulation material at the Real Property Sites which becomes damaged or friable after the Closing Date to the extent that such damage results from the negligence or willful misconduct of Buyer, its Affiliates or their respective Representatives or invitees, (v) any environmental condition to the extent arising from and after the Closing Date, including any release into the environment of Hazardous
Substances at, onto, under or from any Pump Group Property, but excluding any continuing release first arising prior to the Closing Date to the extent Sellers shall not have been required to remediate such condition prior to the date that Buyer or an Affiliate purchases an affected Real Property Site, (vi) Damages or Cleanup caused by or resulting from any breach by Buyer of
Section 12.6, and/or (vii) all business operations at the Real Property Sites or elsewhere by Buyer or any of its Affiliates from and after the Closing Date, including without limitation any Damages and/or Cleanup relating to any change after the Closing
Date in the nature of the business operations or manufacturing processes employed at the Real Property Sites, and (b) fifty percent (50%) of the first $100,000 of costs incurred annually at each separate Real Property Site by Sellers for each Third Party Claim (including any claim or Action involving a Governmental Authority) first made after the Closing Date and prior to the purchase of such Real Property Site seeking Cleanup or Damages arising out of (i) the release into the environment prior to the Closing Date of Hazardous Substances at, onto, under or from the Pump Group Property or (ii) the failure of Sellers to comply prior to the Closing Date with any applicable Environmental Law in effect prior to the Closing Date with respect to the business operations of the Pump Group at any Pump Group Property.

           13.1.9.  "Assumed Liabilities" as defined in Section 2.1.

           13.1.10. "Aurora Site" as defined in Section 1.2.11.

           13.1.11. "Aurora/Hydromatic" as defined in the first paragraph.

           13.1.12. "Business Employees" as defined in Section 9.1.1.

           13.1.13. "Buyer" as defined in the first paragraph.

           13.1.14. "Buyer Savings Plan" as defined in Section 9.5.1.

           13.1.15. "Buyer Savings Plan Trust" as defined in Section 9.5.1.

           13.1.16. "Buyer's Canadian Pension Plan" as defined in Section
9.4.4.

           13.1.17. "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

           13.1.18. "Cleanup" means the containment, control, removal, treatment, remediation, mitigation, investigation or evaluation of any Hazardous Substances, which are imposed by an affirmative obligation of an Environmental Law.

            13.1.19. "Closing" as defined in Section 4.1.

            13.1.20. "Closing Net Equity Statement" as defined in
Section 3.2.1.

            13.1.21. "Closing Date" as defined in Section 4.1.

            13.1.22. "Code" means the Internal Revenue Code of 1986, as amended.

            13.1.23. "Confidentiality Agreement" as defined in Section
7.1.2.

            13.1.24. "Consequential Damages" means Damages arising out of any interruption of business, loss of profits, loss of use of facilities, claims of customers, loss of goodwill or other indirect Damages.

            13.1.25. "Continuing Affiliates" means any Affiliate of Sellers following the Closing.

            13.1.26. "Contracts" as defined in Section 5.13.

            13.1.27. "Damages" means all losses, claims, damages, costs, fines, penalties, obligations, payments and liabilities, together with all reasonable and actual costs and expenses (including, in the case of Third Party Claims only, reasonable outside attorneys' fees and expenses) incurred in connection with the foregoing.

            13.1.28. "Deductible" as defined in Section 12.5.2.

            13.1.29. "Designated 9.1.1 Employees" means up to fifteen
9.1.1 Employees designated by Buyer to Sellers in writing on or before July 31, 1997.

            13.1.30. "Divisions" as defined in Section 1.1.

            13.1.31. "Employee Benefit Plan" as defined in Section 5.19.

            13.1.32. "Environmental Information" as defined in Section
12.6.1

            13.1.33. "Environmental Laws" means the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act,the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, CERCLA, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act and similar state and local laws, and the rules and regulations thereunder, and any federal, state and local law regulating public health and safety or worker health and safety, as such laws may apply to environmental matters and conditions, and the rules and regulations thereunder.

             13.1.34. "Equipment" means any and all machinery, equipment, mechanical systems, utilities serving the Real Property Sites, tools, dies and jigs, patterns, computer, vehicles, trailers, furniture and all other tangible personal property (other than inventory and corporate books and records) owned or leased by Sellers and used in the business of the Pump Group, whether or not reflected on the Financial Statements, but excluding any above ground tanks with a capacity of more than 500 gallons located on any Real Property Site at the Closing Date.

             13.1.35. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

             13.1.36. "ERISA Plan" shall have the meaning set forth in
Section 3(3) of ERISA with respect to any employee benefit plan maintained or contributed to by a Seller or any of their Affiliates that currently covers Employees and is subject to ERISA.

             13.1.37. "Excluded Environmental Liabilities" means all liabilities arising from any Third Party Claim with respect to any environmental conditions to the extent arising out or relating to the operations of the Pump Group prior to the Closing Date, other than Assumed Environmental Liabilities), including without limitation any Third Party Claim (including any claim or Action involving a Governmental Authority) seeking Cleanup or Damages arising out of (a) any environmental condition to the extent arising prior to the Closing Date, including any release into the environment of Hazardous Substances at, onto, under or from any other real property formerly owned, leased or operated by any Seller for use in the Pump Group prior to the Closing
Date, excluding the Pump Group Property, (b) all Cleanup or other Damages arising under each of the Actions identified in Schedule 5.16.3, and (c) any negligent acts or willful misconduct of any Seller and its employees, agents, contractors, consultants or invitees at the Pump Group Property after the Closing Date to the extent they are a cause of a Cleanup required to be performed pursuant to an applicable Environmental Law in effect at the date of such act or misconduct.

              13.1.38. "Excluded Liabilities" as defined in Section 2.2.

              13.1.39. "Fairbanks Morse" as defined in the first paragraph.

              13.1.40. "Final Net Equity Statement" as defined in
Section 3.2.3.

              13.1.41. "Financial Statements" as defined in Section 5.5.

              13.1.42. "FM India" as defined in Section 5.4(a).

              13.1.43. "FM India Agreements" as defined in Section 5.4(a).

              13.1.44. "FM India Shares" as defined in Section 5.4(a).

              13.1.45. "GAAP" means generally accepted accounting principles in the United States.

              13.1.46. "Governmental Authority" means any federal, state,local or foreign government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus or any federal, state, local or foreign court of competent jurisdiction.

             13.1.47. "GSC" as defined in the first paragraph.

             13.1.48. "GSC Pension Plan" means, collectively, the
Corporate Retirement Plan of GSC and the Pension Plan for Bargaining Unit Employees of GSC.

             13.1.49. "GS Limited" as defined in the first paragraph.

             13.1.50. "GS Limited Pension Plan" means the Retirement Plan for Salaried Employees of General Signal Limited in Canada.

             13.1.51. "Hazardous Substance" means any "hazardous substance," as such term is defined in CERCLA and the rules and regulations thereunder promulgated in final form prior to the date hereof as interpreted in accordance with public announcements made prior to the date hereof.

             13.1.52. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder.

             13.1.53. "Hydromatic India" as defined in Section 5.4(b).

             13.1.54. "Hydromatic India Agreements" as defined in
Section 5.4(b).

             13.1.55. "Hydromatic India Shareholders Agreement" as defined in Section 5.4(b).

             13.1.56. "Indemnifying Party" as defined in Section 12.4.1.

             13.1.57. "Indemnification Threshold" as defined in Section
12.5.1.

            13.1.58. "Indemnitee" as defined in Section 12.4.1.

            13.1.59. "Independent Firm" means an accounting firm jointly selected by Buyer and GSC within two business days after the expiration of the period for mutual resolution by the parties of any disagreement under Section 3.2 or, absent such agreement, Coopers & Lybrand L.L.P.

            13.1.60. "India JV Agreements" as defined in Section 5.4(c).

            13.1.61. "India JVs" as defined in Section 5.4(c).

            13.1.62. "Intellectual Property" as defined in Section 5.12.1.

            13.1.63. "Intercompany Obligation" means any intercompany note,cash advance or payable between GSC or any Continuing Affiliate, on the one hand, and either Division or Subsidiary, on the other hand, except for trade payables.

            13.1.64. "Interim Net Equity Statement" as defined in
Section 5.5.

            13.1.65. "Interim Financial Statements" as defined in
Section 5.5.

            13.1.66.  "Kansas City Site" as defined in Section 1.2.11.

            13.1.67. "Lazard" means Lazard Freres & Co. LLC.

            13.1.68. "Lien" means any lien, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title.

           13.1.69. "Marks" as defined in Section 1.2.1.

           13.1.70. "Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operation of the Pump Group, taken as a whole.

           13.1.71.  "Material Contracts" as defined in Section 5.13.

           13.1.72. "Material Leases" as defined in Section 5.9.

           13.1.73. "Net Equity" means (a) total assets minus (b) total current liabilities and minus (c) other non-current liabilities, as shown on the Closing Net Equity Statement or the Final Net
Equity Statement, as the case may be.

           13.1.74. "9.1.1. Employees" means the Active Employees identified on or before July 31, 1997 by Buyer to GSC to whom neither Buyer nor its Affiliates shall be obligated to offer employment pursuant to Section 9.1.1.

           13.1.75. "Order" means any order, judgment, injunction, decree or award of any Governmental Authority.

           13.1.76. "Owned Real Property" as defined in Section 5.10.
 13.1.77. "Permits" means any permit, license, certificate, registration, authorization or approval issued by a Governmental
Authority.

           13.1.78. "Permitted Liens" means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) worker's, repairmen's and similar
Liens imposed by Law that have been incurred in the ordinary course of business, (c) minor imperfections of title and encumbrances which, individually or in the aggregate, are not substantial in amount and do not materially detract from the value of or impair the use of the affected properties or assets to which they relate, (d) retention of title agreements with suppliers entered into in the ordinary course of business, (e)
Liens securing any liabilities or obligations disclosed in the Interim Net Equity Statement, or (f) Liens listed in Schedule
5.8.

          13.1.79.  "Pump Group" as defined in Section 1.1.
 13.1.80. "Pump Group Property" means the Real Property Sites and any other real property currently leased by Sellers for use in the Pump Group.


           13.1.81. "Purchase Price" as defined in Section 3.1.

           13.1.82.  "Real Property Sites" as defined in Section 1.2.11.

           13.1.83. "Representatives" as defined in Section 12.6.1.

           13.1.84. "Retained Assets" as defined in Section 1.2.

           13.1.85. " Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO Page on that service for the purpose of displaying London interbank offered rates of major banks for United States Dollar deposits).

          13.1.86. "Sale Confidentiality Agreements" as defined in
Section 7.3.

          13.1.87. "Savings Plan" as defined in Section 9.5.1.

          13.1.88. "Seller Guarantees" as defined in Section 1.2.9.

          13.1.89. "Sellers" as defined in the first paragraph.

          13.1.90. Specified Rate" means with respect to any day, (a) the offered rate for deposits in United States Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%), for delivery of such deposits on such day, for an interest period of one month, which appears on the Reuters Screen LIBO Page as of 4:00 p.m. Eastern time on such day, plus (b) 30 basis points. If at least two rates appear on the Reuters Screen LIBO Page, the rate used in clause (a) above shall be the arithmetic mean of such rates (rounded as provided above).

        13.1.91. "Subsidiaries" as defined in Section 1.1.

        13.1.92. "Tax" or "Taxes" means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Authority (including interest and penalties thereon).

       13.1.93. "Tax Package" as defined in Section 10.2.

       13.1.94. "Third Party Claim" as defined in Section 12.4.2.

       13.1.95. "12/31 Net Equity Statement" means the unaudited combined Statement of Net Equity for the Pump Group as of December 31, 1996, together with the accompanying notes, included in the Financial Statements.

13.2.    Certain Interpretive Matters and Limitations.

           13.2.1. Each of the parties hereto is a sophisticated legal entity that was represented by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the Agreement. Accordingly, each of the parties hereto expressly acknowledges that (a) no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Schedules hereto) or such of the foregoing as are delivered at the Closing, and (b) there are no representations or warranties by or on behalf of either Sellers or Buyer or any of their respective Affiliates or representatives other than those expressly set forth in this Agreement.

           13.2.2. Any item disclosed in one Section or Schedule shall be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant, even if there is no express cross-reference, provided that the relevance of the disclosure is reasonably apparent. Disclosure of items that may or may be required to be disclosed by this Agreement does not mean that such items are material or create a standard of materiality and shall not be deemed an admission that any such disclosed matter is or may give rise to a violation of any law, ordinance or regulation.

           13.2.3. All references in this Agreement to "Sellers' Knowledge" or phrases such as "to the knowledge of Sellers" or "known to Sellers" and any similar phrases shall mean that no person named in Schedule 13.2 has any actual knowledge that such representation and warranty is not true and correct to the same extent as provided therein and that:

          (a) such person has made reasonable inquiry and investigation of the officers and business records of Sellers to the extent considered appropriate by such person.

          (b) nothing has come to the attention of such person in the course of such investigation and review or otherwise which would reasonably cause Sellers to believe that such representation and warranty is not true and correct.

          13.2.4. Unless the context otherwise requires, (a) all references to Sections or Schedules are to Sections or Schedules of or to this Agreement, (b) the term "or" is disjunctive, not necessarily exclusive, (c) words in the singular include the plural and vice versa, (c) the term "person shall mean and include any individual, corporation, partnership, association, trust or other entity and shall include any successor (by merger or otherwise) of such entity, (d) all references to "business days" shall be to any day other than a weekend or day which is a United States federal holiday or a holiday in New York, Connecticut or Minnesota, and (e) all references to "$" or dollar amounts shall be to lawful currency of the United States.

         13.2.5. No provision of this Agreement shall be interpreted in favor of, or against, either Sellers or Buyer by reason of the extent to which either Sellers or Buyer or their counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

                      14. MISCELLANEOUS

      14.1. Assignability and Binding Effect. Neither this Agreement nor any party's rights hereunder shall be assignable by any party hereto without the prior written consent of all other parties hereto; provided that Buyer may assign this Agreement to a wholly owned subsidiary; provided, however, that any such assignment shall not relieve Buyer of any of its obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     14.2. Modification and Waivers. This Agreement may only be amended or modified in a writing, signed by Buyer and Sellers. Buyer and GSC, on behalf of Sellers, may extend the time for or waive the performance of any of the obligations of the others or waive compliance by the others with any of the covenants or conditions contained in this Agreement.

     14.3. Notices. Any notice, request, instruction or other documents to be given hereunder by any party to another shall be in writing and delivered personally or sent by telecopy or registered mail, postage prepaid (return receipt requested):

          If to Sellers, addressed to:

                 c/o General Signal Corporation
                 High Ridge Park
                 Stamford, Connecticut  06904
                 Attention:   Terence D. Martin
                              Executive Vice President and Chief
                              Financial Officer
                              Fax:  203-329-4314

                 copy to:     Joanne L. Bober, Senior Vice
                              President and General Counsel
                              General Signal Corporation
                              High Ridge Park
                              Stamford, Connecticut  06904
                              Fax:  203-329-4396

                 If to Buyer, addressed to:

                 Pentair, Inc.
                 Water's Edge Plaza
                 1500 County Road B2 West
                 Roseville, MN 55113-310
                 Attention: : Richard J. Cathcart
                         Executive Vice President
                         Fax:  (612) 639-5209

                 Copy to:     Louis L. Ainsworth, Senior Vice
                              President and General Counsel
                              Water's Edge Plaza
                              1500 County Road B2 West
                              Roseville, MN 55113-310
                              Fax:  (612) 639-5203


or at such other address or addresses as may hereafter by furnished by Buyer or GSC. Any notice given by mail shall be effective when received. Any notice given by telecopy shall be effective when the appropriate answerback is received.

      14.4. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      14.5. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and to be performed therein. In the event of a dispute or enforcement action hereunder the parties hereto agree to submit to the venue and jurisdiction of the New York federal and/or state courts, which courts shall have exclusive jurisdiction over any dispute or enforcement action arising hereunder.

      14.6. Bulk Sales. Buyer waives compliance by Sellers with the provisions of the bulk sales law of any state.

      14.7. Public Announcements. GSC and Buyer shall agree on the terms of any press releases to be issued upon the execution of this Agreement and shall consult each other before issuing any other press releases with respect to this Agreement and the transactions contemplated hereby, including any termination of this Agreement for any reason.

      14.8. Expenses. Except as otherwise expressly provided for herein or in any agreement entered into on or after the date hereof, Buyer and Sellers shall each pay their own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including, without limitation, all of their respective attorneys' and accounting fees. Buyer shall be responsible for any sales or transfer taxes payable in connection with the transactions contemplated by this Agreement.

      14.9.    Parties in Interest; No Third Party Beneficiaries.
Nothing in this Agreement shall create any third-party beneficiary rights in any person.

      14.10. Return of Information. If for any reason the Closing does not occur, Buyer shall promptly return to GSC all books, records and documents of Sellers, either Subsidiary or the Pump Group (including all copies, if any, thereof) furnished by Sellers, the Subsidiaries or any of their respective agents, employees or representatives and shall not use or disclose the information contained in such books, records or documents for any purpose or make such information available to any other person.

     14.11. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

      14.12.   Arbitration of Disputes.

           14.12.1. Except as otherwise provided in Article 3 hereof, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation or termination, that cannot be resolved amicably by the parties shall be referred to and finally resolved by binding arbitration, under the auspices and the then applicable
Commercial Arbitration Rules of the American Arbitration
Association as herein modified or supplemented or otherwise agreed to by the parties hereto. At any time by express written agreement, the parties may modify, limit the application of, add to, or avoid the operation of one or more rules of such association. The arbitrator or arbitrators shall be selected in accordance with such rules. The number of arbitrators when the amount in dispute is $500,000 or less shall be one, and the number of arbitrators when the amount in dispute is more than $500,000 shall be three. The location of the arbitration proceedings shall be Chicago, Illinois. The American Arbitration
Association shall arrange for a prehearing conference as soon as practicable after the appointment of the arbitrators. At the prehearing conference, the arbitrators shall set a hearing date, which shall commence not later than 60 days after the prehearing conference.

            14.12.2. The parties agree that the arbitrators may call and question any witness, including any expert witness, and may require a party to produce any relevant documents or evidence prior to or at any hearing. The parties and the arbitrators shall proceed expeditiously so that the arbitral award is issued as soon as practicable. The arbitrators shall be empowered to grant injunctive relief in the form of interim orders pending the outcome of the arbitration and in the final arbitral award. The costs, expenses, and fees of a party incurred in connection with any arbitration proceeding shall be borne by that party. Costs, expenses and fees of the arbitration panel shall be borne equally by Buyer and Sellers, unless the final arbitral award otherwise provides.

            14.12.3. The arbitral award will be the exclusive remedy for all claims, counterclaims, issues, or accountings presented or pled to the arbitrators. Any award may, in the discretion of the arbitrators, include interest from the date of the breach or other violation of the Agreement until the award is fully paid.
The parties hereto irrevocably submit to the jurisdiction of the courts of, and United States federal courts sitting in, the State of New York, for enforcement of the arbitral award. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists enforcement.

      14.13. Entire Agreement. This Agreement (including the Schedules hereto) embodies the entire agreement among the parties and supersedes without limitation all prior agreements, representations or warranties, whether written or oral, among Buyer and Sellers and there have been and there are no agreements, representations or warranties among the parties other than those set forth herein; except for the Confidentiality Agreement which shall remain in full force and effect for the term provided for therein

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              GENERAL SIGNAL CORPORATION



                              By:  \s\ Terence D. Martin
                              Title:  Executive Vice President
                                      and Chief Financial Officer


                              GENERAL SIGNAL LIMITED



                              By:  \s\ Terence D.Martin
                                    Vice President


                              AURORA/HYDROMATIC PUMPS INC.



                              By:   \s\ Terry J.Mortimer
                              Title:  Vice President and
                                      Treasurer


                              FAIRBANKS MORSE PUMP CORPORATION



                              By:   \s\ Terry J.Mortimer
                              Title:  Vice President and Treasurer


                              PENTAIR, INC.



                              By:  \s\ Winslow H.Buxton
                              Title:  Chief Executive Officer